Exhibit 99.1

EXPLANATORY NOTE

Predictive Oncology is revising and recasting certain financial and other information included in its 2024 Form 10-K. The relevant information in the 2024 Form 10-K is being updated to retrospectively reflect the results of the Eagan Business as discontinued operations as a result of meeting the criteria for discontinued operations during the three months ended March 31, 2025, as reported in its Q1 2025 Form 10-Q.

Predictive Oncology has revised the following portions of the 2024 Form 10-K to reflect the presentation of Eagan Business as discontinued operations:

●	Part I, Item 1. Business
●	Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations; and
●	Part II, Item 8. Financial Statements and Supplementary Data.

Except as specifically set forth herein as required to reflect the results of the Eagan Business as discontinued operations as described above, no revisions have been made to the 2024 Form 10-K to update for other information, developments, or events that have occurred since the 2024 Form 10-K was filed on March 31, 2025. Without limitation to the foregoing, this information does not purport to update “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 herein for any information, uncertainties, risks, events or trends occurring, or known to management. This Exhibit 99.1 should be read in conjunction with the 2024 Form 10-K and subsequent filings with the SEC, including the Q1 2025 Form 10-Q and the Company’s Current Reports on Form 8-K. These subsequent SEC filings contain important information regarding events, developments, and updates affecting the Company and its expectations that have occurred since the filing of the 2024 Form 10-K. The information contained herein is not an amendment to, or a restatement of, the 2024 Form 10-K.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein contain forward-looking statements. These forward-looking statements reflect expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, the risks related to the success of our collaboration arrangements, commercialization activities and product sales levels by our collaboration partners, and other factors discussed under the heading “Risk Factors” in Part I, Item 1A of the 2024 Form 10-K and Part II, Item 1A of the Q1 2025 10-Q, and in the Company’s other filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

PART I

ITEM 1. BUSINESS.

General

References to “Predictive”, “Company”, “we”, “us”, and “our” refer to the business of Predictive Oncology Inc. (NASDAQ: POAI) and its wholly owned subsidiaries.

Overview

We are a knowledge and science-driven company that applies artificial intelligence (“AI”) to support the discovery and development of optimal cancer therapies, which can ultimately lead to more effective treatments and improved patient outcomes. We use AI and a proprietary biobank of 150,000+ tumor samples, categorized by tumor type, to provide actionable insights about drug compounds to improve the drug discovery process and increase the probability of drug compound success. We offer a suite of solutions for oncology drug development from early discovery to clinical trials.

Our mission is to change the landscape of oncology drug discovery and enable the development of more effective therapies for the treatment of cancer. By harnessing the power of machine learning and scientific rigor, we believe that we can improve the probability of success of advancing pharmaceutical and biological drug candidates with a higher degree of confidence.

Significant Transactions and Recent Events

In July 2024, our Board of Directors approved a plan to implement a strategic cost savings initiative, primarily related to our Birmingham laboratory. The Birmingham laboratory was the business that comprised our former Birmingham reportable segment, providing contract services and research focused solubility improvements, stability studies and protein production. In September 2024, the laboratory equipment and inventories from the Birmingham laboratory were sold, the related product and service lines were discontinued, and we vacated and ceased use of the Birmingham laboratory and office space. As a result, during the third quarter of 2024, the former Birmingham operating segment met the criteria under US GAAP to be reported as discontinued operations.

On January 1, 2025, we entered into a binding letter of intent with Renovaro, Inc. (“Renovaro”) pursuant to which Renovaro will acquire all of our issued and outstanding common stock in exchange for a newly created series of Renovaro preferred stock (the “Renovaro LOI”). The Renovaro LOI provides that the Renovaro preferred stock will be issued to our shareholders in a 1:1 exchange for shares of our common stock. The preferred stock will be automatically redeemable for $3.00 per share after 18 months and may also be converted after the closing of the transaction into freely tradeable, registered Renovaro common stock at a 1:1 conversion ratio by either the holders thereof or Renovaro at any time after Renovaro’s common stock has traded at or above $4.50 per share for 30 consecutive trading days. The Renovaro LOI also provides that Renovaro will have the right to redeem the preferred stock for cash at a redemption price of $3.00 per share (i) if the trading price of its common stock is $3.00 or less or (ii) such preferred stock has not been converted within 30 days after the first date on which the holder could request such conversion as described above.

The Renovaro LOI was amended by an extension agreement entered into on February 28, 2025, which extended the parties’ obligation to enter into definitive documentation for the transaction from no later than February 28, 2025, to no later than March 31, 2025. The transaction is subject to a minimum fundraising of $15 million by Renovaro, as well as formal approval by our shareholders. If our shareholders do not approve the transaction, assuming prior funding by Renovaro, we will be obligated to provide Renovaro a two-year exclusive royalty-free license to our biobank of tumor samples and tumor-specific 3D cell culture models.

On March 14, 2025, we entered into an asset purchase agreement and closed on a transaction to sell and assign to DeRoyal Industries, Inc. the assets and liabilities exclusively related to our business of providing products for automated, direct-to-drain medical fluid disposal, including our STREAMWAY® product line. These assets were operated by our wholly owned subsidiary, Skyline Medical Inc., and were previously reported in our former Eagan operating segment.

Our Business

As of December 31, 2024, we operated in two business areas, which were delineated by location.

In our first business area operated out of Pittsburgh, Pennsylvania, we provide optimized, high-confidence drug-response predictions through the application of AI using our proprietary biobank of tumor samples to enable a more informed selection of drug/tumor combinations and increase the probability of success during development. We also create and develop tumor-specific 3D cell culture models mimicking the physiological environment of human tissue enabling better-informed decision-making during development.

In our second business area operated out of Eagan, Minnesota, we produced the United States Food and Drug Administration (“FDA”)- cleared STREAMWAY® System and associated products for automated medical fluid waste management and patient-to-drain medical fluid disposal. We divested all of the assets and liabilities related to the Eagan business area as of March 14, 2025 (the “Eagan Sale”). Our consolidated financial statements filed herewith have been retrospectively revised and recast to present the former Eagan operating segment as discontinued operations for all periods presented. This description of our business has been restated solely for the purpose of alignment with the retrospectively revised and recast consolidated financial statements and does not reflect any adjustment for any other subsequent event.

PITTSBURGH

Drug Discovery Solutions – PEDAL

Patient-centric Drug Discovery using Active Learning (“PEDAL”™), our proprietary AI-driven platform, is designed to provide high-confidence drug-response predictions. This platform combines our biobank of samples with a one-of-a-kind database of historical tumor data, and the power of AI to efficiently build predictive models of tumor drug response. Our PEDAL asset is a unique technology that combines one of the largest privately held commercial biobanks of tumor samples, AI active machine learning, and multi-omic historical tumor data – complete with on-site Clinical Laboratory Improvement Amendments (“CLIA”) certified lab testing capabilities to inform drug/tumor model predictions. PEDAL offers researchers the opportunity to incorporate patient diversity early, efficiently, and cost-effectively into the drug discovery process by using data from hundreds of patient samples. PEDAL works by iterative cycles of active learning to guide the testing of patient samples against specific compounds. This results in PEDAL efficiently building comprehensive predictive models of patient drug response in a matter of weeks. This predictive model can rank compounds against tumor samples of certain profiles that respond to specific drugs and can also predict the set of compounds that provide the best coverage across patient tumor samples.

We believe leveraging our unique, historical database of tumor drug responses, genomics, biomarkers, digitized pathology slides, and histopathology data with over 150,000 patient tumor samples to efficiently build AI driven predictive models of tumor drug response will provide actionable insights critical to new drug development. Through the course of over 15 years of clinical testing of patient tumor responses to drugs, our Pittsburgh lab has amassed a huge proprietary knowledgebase of data. To provide for our patient-centric approach, this dataset has been rigorously de-identified and aggregated to inform our proprietary process to create models of tumor drug response.

PEDAL can significantly increase the probability of clinical success by introducing patient diversity early in the development process, while also decreasing the time and cost of oncology drug discovery programs. Our large knowledgebase of tumor drug response and other data, together with proven AI, has created a unique capability for oncology drug discovery, utilizing this highly efficient screening of drug responses against thousands of diverse, well-characterized patient primary tumor samples. With each iteration of a PEDAL campaign, the program learns, predicts, and then directs the most informative wet lab experimentation, while building the predictive model. This allows for a unique and streamlined approach in which AI-driven predictions are tested against samples from this expansive and diverse biobank to more efficiently and effectively narrow down viable drug-tumor pairings. This novel disruptive approach is ideally suited to the early part of drug discovery while also being highly customizable to meet the needs of our collaborators. Our patient-centric drug discovery approach provides for the prioritization of drug compound candidates while accounting for patient tumor diversity. This should dramatically improve the chances of successfully translating discoveries into successful therapies, while simultaneously lowering costs through shortened development timelines, and most importantly, enhanced “speed-to-patient” for new therapies.

A key part of our commercialization strategy is the understanding that our AI-driven models of tumor drug response serve a key unmet need of pharmaceutical, diagnostic, and biotech industries for actionable multi-omic insights into cancer. In collaboration with these companies, using the predictive models, we will accelerate the search for more effective cancer treatments through biomarker discovery, drug screening, drug repurposing, and ultimately clinical trials with higher probability of success.

PEDAL, which incorporates CORE™, our active machine learning program, with tumor profile data and human tumor samples, provides optimized, efficient, high-confidence drug-response predictions. Our platform is designed to move molecules forward with a higher probability of clinical success. The focus of our business strategy is to leverage and expand our portfolio of proprietary solutions to advance drug discovery and enable oncology drug development for our biopharma partners.

3D Modeling

We also develop tumor-specific in vitro models for oncology drug discovery and research. Our 3D tumor-specific models accelerate the drug development process for our clients and partners by providing drug response predictions with high correlation to clinical response, enabling our biopharma clients to manage pipeline prioritization more efficiently.

The 3D models incorporate tissue-specific extracellular matrices and tumor-specific medium supplements allowing for a true reconstruction of tumor microenvironment. Our approach is compatible with multiple classes of immuno-oncology agents from antibody and antibody-drug conjugates to bi- and tri-specific compounds and CAR-T cells. The organ-specific disease models provide 3D reconstruction of human tissues accurately representing each disease state and mimicking drug response.

Our 3D platform maintains tumor-tumor and tumor-stroma interactions and incorporates both cellular and extracellular elements of tissue microenvironment including soluble factors in an organ- and disease-specific manner. It is compatible with multiple cell types, drug classes, and downstream analysis methods. Our models support proliferation of malignant and non-malignant cellular components of tissues.

Applications include providing efficacy screening of anticancer compounds, evaluation of mechanisms of drug resistance, identification of new drug combinations, rescue of failed drug candidates, assessment of off-target toxicity, target discovery and biomarker discovery. Product offerings include preclinical testing services based on our proprietary models directly to clients in the biopharmaceutical industry.

Clinical Testing

Through our wholly owned subsidiary, Helomics Corporation (“Helomics”), we offer a group of clinically relevant, cancer-related tumor profiling and biomarker tests for gynecological cancers that determine how likely the patient is to respond to various types of available chemotherapy treatments and which therapies might be indicated by relevant tumor biomarkers.

Clinical diagnostic testing is comprised of our Tumor Drug Response Testing (ChemoFx™), Genomic Profiling Testing (BioSpeciFx), and other biomarker tests. The Tumor Drug Response Testing test determines how a patient’s tumor specimen reacts to a panel of various chemotherapy drugs, while the Genomic and biomarker profiling evaluates the expression and/or status of a particular gene or protein related to a patient’s tumor specimen.

Testing involves obtaining tumor tissue during biopsy or surgery, which is then sent to our CLIA certified laboratory using a special collection kit. Tumor Drug Response Testing is a fresh tissue platform that uses the patient’s own live tumor cells to help physicians identify effective treatment options for each gynecologic cancer patient.

Genomic Profiling offers a select group of clinically relevant protein expression and genomic mutation tests associated with drug response and disease prognosis. Physicians can select biomarkers for testing from carefully chosen panels of relevant tests, organized by cancer pathway and tumor type. Results for these tests are presented in a clear, easy to understand format, including summaries of the clinical relevance of each marker.

EAGAN

STREAMWAY® System

Through our wholly owned subsidiary, Skyline Medical Inc. (“Skyline Medical”), we sold the STREAMWAY System, as well as proprietary cleaning solution and filters for use with the STREAMWAY System. As disclosed above under “Significant Transactions and Recent Events,” we divested all of the assets and liabilities related to the Eagan business operations as of March 14, 2025 in the Eagan Sale. The STREAMWAY System is a Food and Drug Administration (“FDA”)-cleared, automated, patient-to-drain waste fluid disposal system designed for medical environments involving potentially infectious medical waste fluids. We distributed our products to medical facilities where bodily and irrigation fluids produced during medical procedures must be contained, measured, documented, and disposed of properly. These products minimize the exposure potential to the healthcare workers who handle such fluids.

The STREAMWAY System is a wall-mounted system that disposes of an unlimited amount of bodily and irrigation fluids providing uninterrupted performance for physicians while virtually eliminating healthcare workers’ exposure to potentially infectious fluids collected during surgical and other patient procedures. We also manufactured and sold two disposable products required for the operation of the STREAMWAY System: a bifurcated dual port procedure filter with tissue trap and a single use bottle of cleaning solution. Both items are utilized on a single procedure basis and must be discarded after use. Our exclusive distribution rights to the disposable cleaning solution were included in the assets transferred in connection with the Eagan Sale.

The STREAMWAY System virtually eliminates exposure to blood, irrigation fluid, and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods that require hand carrying and emptying filled fluid canisters present both an exposure risk and potential liability. The STREAMWAY System automates the collection, measurement, and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers; 2) improve compliance with the Occupational Safety and Health Administration (“OSHA”) and other regulatory agency safety guidelines; 3) improve efficiency in the operating room and radiology and endoscopy departments, thereby leading to greater profitability; and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills each year in the United States.

Industry and Market Background and Analysis

Drug Discovery Solutions

The growing demand for the improvement in the discovery and development process of novel drug therapies is driving the demand for AI-empowered solutions. Growing partnerships and cooperation are expected to fuel global market for AI in drug development. The adoption of AI solutions in the drug development process increases efficiency, reduces cycle time, and increases the productivity and accuracy of the risky and long process. Due to these advantages, the importance of AI in drug discovery and development is expected to drive the global market. AI-powered drug discovery is an emerging approach that considers individual variability in multi-omics, including genes, disease and environment to develop effective therapies. This approach predicts more accurately which treatment, dose, and therapeutic regimen could provide the best possible clinical outcome. Biopharmaceutical companies, contract research organizations, academia, and other stakeholders began integrating AI-based solutions in their drug development processes to enhance outcomes and curb costs.

We believe we are uniquely positioned with our PEDAL platform to provide early insights that clients can use to prioritize drugs for development and identify patient-centric indications. In addition, the PEDAL platform can be used to re-purpose previously failed drug compounds. We aim to leverage the PEDAL platform for our biopharma clients and help them prioritize their oncology portfolio. The PEDAL platform supports a biopharma client’s decision on the drug molecules with a higher likelihood of clinical success. With PEDAL, we look to improve/enhance the way that the biopharma industry carries out the development of oncology drugs. We believe our platform provides unique financial- and time-saving advantages for pharmaceutical companies.

We believe the passage of the FDA Modernization Act 2.0 will increase the use of non-animal methods to study the mechanisms of diseases and to test the effectiveness of new drugs. The FDA Modernization Act 2.0 allows for alternatives to animal-testing requirements for the development of drugs and allows drug manufacturers to opt out of animal testing while utilizing other testing methods to develop drugs, such as cell-based assays, organ-on-a-chip technology, computer models, and other human biology-based test methods. We expect the market to continue to grow due to a shift towards more efficient, accurate and predictive models.

Infectious and Biohazardous Waste Management

There has long been recognition of the collective potential for ill effects to healthcare workers from exposure to infectious/biohazardous materials. Federal and state regulatory agencies have issued mandatory guidelines for the control of such materials, and particularly bloodborne pathogens. OSHA’s Bloodborne Pathogens Standard (29 CFR 1910.1030) requires employers to adopt engineering and work practice controls that would eliminate or minimize employee exposure to hazards associated with bloodborne pathogens. In 2001, in response to the Needlestick Safety and Prevention Act, OSHA revised the Bloodborne Pathogens Standard. The revised standard clarifies and emphasizes the need for employers to select safer needle devices and to involve employees in identifying and choosing these devices. The revised standard also calls for the use of “automated controls” as it pertains to the minimization of healthcare exposure to bloodborne pathogens.

Most surgical procedures produce potentially infectious materials that must be disposed of with the lowest possible risk of cross-contamination to healthcare workers. Current standards of care allow for these fluids to be retained in canisters and located in the operating room where they can be monitored throughout the surgical procedure. Once the procedure is complete these canisters and their contents are disposed using a variety of methods, all of which include manual handling and result in a heightened risk to healthcare workers for exposure to their contents. Canisters are the most prevalent means of collecting and disposing of infectious fluids in hospitals today. Traditional, non-powered canisters and related suction and fluid disposable products are exempt and do not require FDA clearance.

Competition and Competitive Advantages

Drug Discovery Solutions – PEDAL and 3D Modeling

On average, new oncology drug compounds take 10-12 years to become approved for use, from discovery to commercial launch. Identifying those compounds is a difficult process with a significant majority of compounds failing. This failure is costly in time and resources, particularly when the compounds fail during the clinical trial stages. It is estimated that 90-95% of compounds fail between first human dose and launch. One of the reasons for this high failure rate is the inability of oncology drug compounds in clinical trials to meet the therapeutic end points in a large population.

AI companies addressing the needs in the drug discovery market are looking at the drug discovery and development challenges from different angles. However, we believe no other company has access to a comparable privately held biobank with tumor drug responses, genomics, biomarkers, digitized pathology slides, and histopathology data. The ability to pair AI with our biobank provides us with a competitive advantage and creates a barrier to entry for competitors in the drug response prediction space.

We believe this patient-derived, highly curated, multi-omic tumor model offers a better chance of generating predictive models of drug-response and outcomes than competitive approaches in the market today. The information embodied in the AI-driven predictive model provides insights into each tumor’s response to different therapeutic options, resulting in the ability to provide actionable insights critical to new drug development, individualizing patient treatment, drug repurposing, and biomarker development. Identifying cohorts of patient tumors most responsive to candidate drugs informs the early drug candidate selection process in a patient-centric manner that we do not believe is offered elsewhere. The tumor cohorts identified by our models can also be analyzed and stratified to optimize patient selection criteria for improved clinical trials. A deeper analysis of these same tumor cohorts found to be highly responsive to a particular drug candidate can be further utilized for targeted biomarker development and/or targeted assay development.

We also fulfill unmet needs in the drug discovery market with the next-generation technology of our 3D models, based on extensive knowledge of the human tumor microenvironment creating accurate reconstruction of the organ-specific 3D tissue microenvironment enabling evaluation of therapeutic agents under conditions mimicking human physiology. The main competitive advantage of our technology is the tumor-specific nature of its systems. 3D models replicate tissue heterogeneity and provide maintenance of primary human cells, organoids, and cell lines under the native conditions of human disease. The 3D models are formulated to mimic the tissue and/or disease of interest instead of pursuing a one-size-fits-all approach taken by other companies. Recreating specific tumor microenvironments enables more reliable prediction of tissue response to drugs with varying mechanisms of action. This same technology can also be used to demonstrate potential toxic drug effect on normal tissues by maintaining an accurate reconstruction of cellular and extracellular compartments of human tissues.

Infectious and Biohazardous Waste Management

The STREAMWAY System, which we sold effective March 14, 2025, allows continuous suction but also provides for unlimited capacity, eliminating the need to interrupt a procedure to change canisters, which we believe is unique to the infectious and biohazardous waste management industry. To our knowledge, the STREAMWAY System is the only known automated fully closed direct‐to‐drain system that is wall‐mounted and able to collect, measure, and dispose of an unlimited amount of waste fluid without interruption.

Suppliers

We buy our raw materials from several suppliers and, except as set forth below, the loss of any one supplier would not materially adversely affect our business. We rely on sole suppliers for certain materials used to perform our molecular diagnostic tests. We also purchase reagents used in our molecular diagnostic tests from sole-source suppliers. While we have developed alternate sourcing strategies for these materials and vendors, we cannot be certain that these strategies will be effective or that the alternative sources will be available in a timely manner. If our current suppliers can no longer provide us with the materials that we need to perform molecular diagnostic tests, if the materials do not meet our quality specifications, or if we cannot obtain acceptable substitute materials, there could be an interruption in molecular diagnostic test processing. In the event of the loss of these suppliers, we could experience delays and interruptions that might adversely affect the financial performance of our business.

We have existing and good relationships with our service vendors.

Research and Development (“R&D”)

We spent $20,728 and $98,114 in 2024 and 2023, respectively, on R&D of continuing operations.

Intellectual Property

We believe that to maintain a competitive advantage in the marketplace, we must develop and maintain protection of the proprietary aspects of our technology. We rely on a combination of patent, trade secret intellectual property rights, and other measures to protect our intellectual property to develop and maintain our competitive position. We seek to protect our trade secrets and proprietary know-how, in part, with confidentiality agreements with employees, although we cannot be certain that the agreements will not be breached, or that we will have adequate remedies if a breach were to occur.

CORE™

We have been granted an exclusive world-wide license to CORE, our computational drug discovery platform that can predict the main effects of drugs on disease-associated targets. The licensed technology is protected by PCT/US2012/025029, U.S. Patent Application Number 16/296,088, China Patent Number 201280013276.2, Japan Patent Number 6133789, and Hong Kong Patent Number 1193197.

3D Modeling

Our technology is a patient-derived 3D culture platform that recreates the complex human organ microenvironment thereby preserving the critical interactions between a tumor and its surroundings. Our models replicate the extracellular matrix of individual organs and disease-specific soluble microenvironment mimicking the biology of human disease, and as such, demonstrate high correlation with clinical response. Patents include US10,501,717 and US11,124,756.

STREAMWAY® System

In general, our patents were directed to a system and method for collecting waste fluid from a surgical procedure while ensuring there is no interruption of suction during the surgical procedure and no limit on the volume of waste fluid that can be collected. In connection with the Eagan Sale, we assigned all of the rights to patents, patent applications and other intellectual property and related proprietary rights owned by us and used exclusively in the Eagan business, effective March 14, 2025.

Government Regulation

Our businesses are subject to or impacted by extensive and frequently changing laws and regulations in the United States (at both the federal and state levels) and the other jurisdictions in which we conduct business, including some specific to our business, some specific to our industry, and others relating to conducting business generally (e.g., U.S. Foreign Corrupt Practices Act). We also are subject to inspections and audits by governmental agencies. The table below highlights key regulatory schemes applicable to our businesses:

CLIA and State Clinical Laboratory Licensing

CLIA regulates the operations of virtually all clinical laboratories, requiring that they be certified by the federal government and that they comply with various technical, operational, personnel, and quality requirements intended to ensure that the services provided are accurate, reliable, and timely.

State laws may require additional personnel qualifications or licenses, quality control, record maintenance, proficiency testing, or detailed review of our scientific method validations and technical procedures for certain tests.

Violations of these laws and regulations may result in monetary fines, criminal and civil penalties and/or suspension or exclusion from participation in Medicare, Medicaid, and other federal or state healthcare programs.

Medicare and Medicaid; Fraud and Abuse

Diagnostic testing services provided under Medicare and Medicaid programs are subject to complex, evolving, stringent, and frequently ambiguous federal and state laws, and regulations, including those relating to billing, coverage, and reimbursement.

Anti-kickback laws and regulations prohibit making payments or furnishing other benefits to influence the referral of tests billed to Medicare, Medicaid, or certain other federal or state healthcare programs.

In addition, federal and state anti-self-referral laws generally prohibit Medicare and Medicaid payments for clinical tests referred by physicians who have an ownership or investment interest in, or a compensation arrangement with, the testing laboratory, unless specific exceptions are met.

Federal substance abuse legislation enacted in 2018 contains anti-kickback provisions that are, by their terms, applicable to laboratory testing paid for by all payers. Upon full review of the legislation, we were in compliance at that time and continue to maintain compliance. We monitor regularly and reflect this in our annual compliance report.

Some states have similar laws that are not limited in applicability to only Medicare and Medicaid referrals and could also affect tests that are paid for by health plans and other non-governmental payers.

Violations of these laws and regulations may result in monetary fines, criminal and civil penalties and/or suspension or exclusion from participation in Medicare, Medicaid, and other federal or state healthcare programs.

FDA

The FDA has potential regulatory responsibility over, among other areas, instruments, software, test kits, reagents and other devices used by clinical laboratories to perform diagnostic testing in the United States. The FDA may assert regulatory oversight over these areas, and legislative proposals addressing FDA oversight of laboratory developed tests have been introduced in the past and may be enacted in the future. See “Item 1A. Risk Factors” for a discussion of the possible impact of such regulatory or legislative developments.

Environmental, Health and Safety

We are subject to laws and regulations related to the protection of the environment, the health and safety of employees, and the handling, transportation, and disposal of medical specimens, infectious and hazardous waste, radioactive materials, various aspects of pertinent technologies and methods of protection.

Several organizations maintain oversight function including:

    •   OSHA (Occupational Safety and Health Administration)

    •   EPA (Environmental Protection Agency)

    •   DOT (Department of Transportation)

    •   USPS (US Postal Service)

    •   US Public Health Service

    •   JCAHO (Joint Commission on Accreditation of Healthcare Organizations)

    •   NFPA (National Fire Protection Association)

    •   AIA (American Institute of Architects)

    •   AORN (Association of Operating Room Nurses)

Privacy and Security of Health and Personal Information

We are subject to laws and regulations regarding protecting the security and privacy of certain healthcare and personal information, including: (1) the federal Health Insurance Portability and Accountability Act and the regulations thereunder, which establish (a) a complex regulatory framework including requirements for safeguarding protected health information and (b) comprehensive federal standards regarding the uses and disclosures of protected health information; (2) state laws; and (3) the European Union's General Data Protection Regulation.

A healthcare provider may be subject to penalties for non-compliance and may be required to notify individuals or state, federal, or county governments if the provider discovers certain breaches of personal information or protected health information.

To date, no regulatory agency has established exclusive jurisdiction over the area of biohazardous and infectious waste in healthcare facilities.

Employees and Human Capital Resources

We had 23 full-time employees and 1 part-time employee as of December 31, 2024. None of our employees are subject to a collective bargaining agreement and we believe our relations with our employees are satisfactory. Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, and we recruit people for positions regardless of gender, ethnicity or other protected traits.

Executive Offices

Our principal executive offices are located at 91 43rd Street, Suite 110 Pittsburgh, Pennsylvania and our telephone number is (412) 432-1500.

Corporate History

We were originally incorporated in Minnesota on April 23, 2002, and reincorporated in Delaware in 2013. We changed our name from Skyline Medical Inc. to Precision Therapeutics Inc. on February 1, 2018, and to Predictive Oncology Inc. on June 13, 2019.

Available Information

Our website address is https://predictive-oncology.com. Information contained on our website is not incorporated by reference into this exhibit unless expressly noted.

We file reports with the Securities and Exchange Commission (“SEC”), which we make available on our website free of charge at https://investors.predictive-oncology.com/financial-information. These reports include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each of which is provided on our website as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. We also make, or will make, available through our website other reports filed with or furnished to the SEC under the Securities Exchange Act of 1934, as amended, including our proxy statements and reports filed by officers and directors under Section 16(a) of that Act. In addition, the SEC maintains a website (https://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us.

PART II

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Information Regarding Forward-Looking Statements

This exhibit contains “forward-looking statements” that indicate certain risks and uncertainties, many of which are beyond our control. Actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including but not limited to those set forth below and elsewhere in this report. Important factors that may cause actual results to differ from projections include:

•	Our ability to continue operating beyond twelve months without additional financing;
•	Continued negative operating cash flows;
•	Our capital needs to accomplish our goals, including any further financing, which may be highly dilutive and may include onerous terms;
•	Risks related to recent and future acquisitions, including risks related to the benefits and costs of acquisition;
•

Risks related to our partnerships with other companies, including the need to negotiate the definitive agreements; possible failure to realize anticipated benefits of these partnerships; and costs of providing funding to our partner companies, which may never be repaid or provide anticipated returns;

•

Risks related to the initiation, formation, or success of our collaboration arrangements, commercialization activities and product sales levels by our collaboration partners and future payments that may come due to us under these arrangements,

•	Risk that we will be unable to protect our intellectual property or claims that we are infringing on others’ intellectual property;
•	The impact of competition;
•	Acquisition and maintenance of any necessary regulatory clearances applicable to applications of our technology;
•	Inability to attract or retain qualified senior management personnel, including sales and marketing personnel;
•	Risk that we never become profitable if our products and services are not accepted by potential customers;
•	Possible impact of government regulation and scrutiny;
•	Unexpected costs and operating deficits, and lower than expected sales and revenues, if any;
•	Adverse results of any legal proceedings;
•	The volatility of our operating results and financial condition,
•	Management of growth;
•	Risk that our business and operations could be materially and adversely affected by disruptions caused by economic and geopolitical uncertainties as well as epidemics or pandemics; and
•	Other specific risks that may be alluded to in this report.

All statements, other than statements of historical facts, included in this report regarding our growth strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans, and objectives of management are forward-looking statements. When used in this report, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this report. We do not undertake any obligation to update any forward-looking statements or other information contained herein. Potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure potential investors that these plans, intentions or expectations will be achieved. We disclose important factors that could cause actual results to differ materially from expectations in the “Risk Factors” section and elsewhere in this report. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Overview

We are a knowledge-driven company focused on applying artificial intelligence (“AI”) to support the discovery and development of optimal cancer therapies, which can ultimately lead to more effective treatments and improved patient outcomes. We use AI and our proprietary biobank of 150,000+ tumor samples, categorized by tumor type, to provide actionable insights about drug compounds to improve the drug discovery process and increase the probability of drug compound success. We also create and develop tumor-specific 3D cell culture models mimicking the physiological environment of human tissue, enabling better-informed decision-making during drug development. Our suite of solutions supports oncology drug development from early discovery to clinical trials.

Our mission is to change the landscape of oncology drug discovery and enable the development of more effective therapies for the treatment of cancer. By harnessing the power of machine learning and scientific rigor, we believe that we can improve the probability of success of advancing pharmaceutical and biological drug candidates with a higher degree of confidence.

During the year ended December 31, 2024, we closed our Birmingham laboratory, which previously provided contract services and research focused on solubility improvements, stability studies and protein production. As a result, we operated in two business areas as of December 31, 2024, which were delineated by location.

In our first business area operated out of Pittsburgh, Pennsylvania, we provide optimized, high-confidence drug-response predictions through the application of AI using our proprietary biobank of tumor samples to enable a more informed selection of drug/tumor combinations and increase the probability of success during development. We also create and develop tumor-specific 3D cell culture models mimicking the physiological environment of human tissue enabling better-informed decision-making during development.

In our second business area operated out of Eagan, Minnesota, we produced the United States Food and Drug Administration (“FDA”)- cleared STREAMWAY® System and associated products for automated medical fluid waste management and patient-to-drain medical fluid disposal. We divested all of the assets and liabilities related to the Eagan business area as of March 14, 2025. Our consolidated financial statements filed herewith have been retrospectively revised and recast to present the former Eagan operating segment as discontinued operations for all periods presented. This Management’s Discussion and Analysis has been restated solely for the purpose of alignment with the retrospectively revised and recast consolidated financial statements and do not reflect any adjustment for any other subsequent event.

Recent Developments

Renovaro Letter of Intent

On January 1, 2025, we entered into a binding letter of intent (the “LOI”) with Renovaro, Inc. (NASDAQ: RENB) (“Renovaro”) for Predictive Oncology to be acquired by Renovaro in exchange for preferred stock of Renovaro (the “Renovaro Merger”). Under the terms of the LOI, Predictive Oncology will be merged into Renovaro in exchange for a newly created series of preferred stock of Renovaro. The preferred stock will be issued to shareholders of Predictive Oncology in a 1:1 exchange for their existing Predictive Oncology common stock.

On February 28, 2025, we entered into the Extension Agreement with Renovaro, pursuant to which the parties amended the LOI to (i) eliminate Renovaro’s obligation to acquire certain shares of our common stock and (ii) extend the outside termination date of the LOI from February 28, 2025, to March 31, 2025. Additionally, pursuant to the Extension Agreement, Renovaro acquired 467,290 shares of our common stock in March 2025 for an aggregate purchase price of $500,000 and agreed to purchase an additional 901,298 shares of our common stock for an aggregate of $964,389 upon, and subject to, the execution of a definitive agreement in respect of the Renovaro Merger.

February 2025 Registered Direct Offering

On February 18, 2025, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with several institutional and accredited investors for the sale by us of 363,336 shares (the “Registered Direct Shares”) of our common stock at a purchase price of $1.50 per share, in a registered direct offering. The offering closed on February 19, 2025. The gross proceeds to us from the offering were approximately $545,004, before deducting the placement agent’s fees and other offering expenses. The Registered Direct Shares were offered and sold by us pursuant to an effective shelf registration statement on Form S-3.

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We agreed to pay H.C. Wainwright & Co., LLC, the placement agent (“Wainwright”) an aggregate fee equal to 7.0% of the gross proceeds received by us from the sale of the securities in the offering as well as a management fee equal to 1.0% of such gross proceeds, and $15,000 for fees and expenses of legal counsel. We also issued to Wainwright or its designees warrants to purchase up to 7.0% of the aggregate number of shares of common stock sold in the transactions, or warrants to purchase up to an aggregate of 25,434 shares of common stock (the “Registered Direct Offering Placement Agent Warrants”). The Registered Direct Offering Placement Agent Warrants are exercisable for five years from the commencement of sales in the offering and have an exercise price equal to 125% of the purchase price of share of common stock in the offering, or $1.875 per share. The Registered Direct Offering Placement Agent Warrants and the shares issuable upon exercise of the Registered Direct Offering Placement Agent Warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and in reliance on similar exemptions under applicable state laws.

Sale of Eagan Business

On March 14, 2025, we entered into an asset purchase agreement and closed the transactions contemplated therein with DeRoyal Industries, Inc., a Tennessee corporation (“DeRoyal”), to sell and assign to DeRoyal assets and liabilities exclusively related to the business of providing products for automated, direct-to-drain medical fluid disposal, including our STREAMWAY® product line. The assets sold pursuant to the asset purchase agreement were operated by our wholly owned subsidiary, Skyline Medical Inc., and were previously reported in our former Eagan operating segment. As previously disclosed, the former Eagan segment operated outside the core focus of Predictive Oncology, which is the use of artificial intelligence and machine learning to expedite early drug discovery and enable drug development for the benefit of cancer patients. Going forward, our business will be limited to the Pittsburgh business area pursuing the core focus of Predictive Oncology.

As a result of the sale, we expect that our revenues in future periods will materially decline, as the former Eagan segment contributed a substantial portion of our revenues for the years ended December 31, 2024, and 2023.

March 2025 Warrant Exercises

On March 25, 2025, certain of our warrant holders exercised 627,315 Series A Common Stock Purchase Warrants (the “Series A Warrants”) and 627,315 Series B Common Stock Purchase Warrants (the “Series B Warrants”) in exchange for a total of 1,254,630 shares of the Company’s common stock. Both the Series A Warrants and Series B Warrants were exercised at a price of $1.07, resulting in approximately $1.3 million of proceeds to the Company. The Series A Warrants and Series B Warrants were initially issued in a private placement to certain institutional and accredited investors in July 2024 and were registered in August 2024 on a shelf registration statement on Form S-3.

Capital Requirements

Since inception, we have been unprofitable. We incurred net losses of $12,664,388 and $13,983,967 for the years ended December 31, 2024, and December 31, 2023, respectively. As of December 31, 2024, and December 31, 2023, we had an accumulated deficit of $180,426,271 and $167,761,883, respectively.

We have never generated sufficient revenues to fund our capital requirements. We have funded our operations through a variety of debt and equity instruments. Since 2017, we have diversified our business by investing in ventures, including making significant loans and investments in early-stage companies. These activities led to the acquisition of Helomics Corporation in April 2019, two transactions to acquire the assets of three businesses in 2020, and the acquisition of zPREDICTA Inc. (“zPREDICTA”) in November 2021, each of which have accelerated our capital needs. See “Liquidity and Capital Resources – Liquidity and Plan of Financing; Going Concern” and “Liquidity and Capital Resources – Financing Transactions” below.

Our future cash requirements and the adequacy of available funds depend on our ability to generate revenues from and reach profitability in our oncology business located in Pittsburgh, and the availability of future financing to fulfill our business plans. See “Liquidity and Capital Resources – Liquidity and Plan of Financing; Going Concern” below.

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Our limited history of operations, especially in our drug discovery business, and our change in the emphasis of our business, starting in 2017, makes prediction of future operating results difficult. We believe that period-to-period comparisons of our operating results should not be relied on as predictive of our future results.

Results of Operations

Comparison of Year Ended December 31, 2024, with Year Ended December 31, 2023

	2024	2023	Difference
Revenue	$84,812	$492,596	$(407,784)
Cost of sales	78,285	195,105	116,820
General and administrative expense	7,235,797	7,862,900	627,103
Operations expense	2,241,461	2,461,507	220,046
Sales and marketing expense	833,199	1,122,441	289,242

Revenue. We recorded revenue of $84,812 in 2024, compared to $492,596 in 2023. Revenues decreased in 2024 primarily due to decreased sales of 3D tumor-specific models.

Cost of sales. Cost of sales was $78,285 and $195,105 for the years ended December 31, 2024, and 2023, respectively. Cost of sales decreased primarily due to lower sales of 3D tumor-specific models. The gross profit margin declined to 8% in 2024 from 60% in 2023, primarily due to the change in sales mix year over year with lower revenue in 2024 derived from 3D tumor-specific models.

General and administrative expense. General and administrative (“G&A”) expenses primarily consist of management salaries, professional fees, consulting fees, depreciation and amortization, office rents, and general office expenses. G&A expenses decreased by $627,103 to $7,235,797 in 2024 from $7,862,900 in 2023. The decrease was primarily due to decreases in employee-related expenses, including approximately $527,000 less in severance expense and lower costs associated with lower headcount. Additional decreases included lower legal fees and investor relations. These decreases were offset by higher professional fees, including consultants supporting our management team, and audit fees.

Operations expense. Operations expenses primarily consist of expenses related to product development, prototyping and testing. Operations expenses decreased by $220,046 to $2,241,461 in 2024 compared to $2,461,507 in 2023. The decrease in operations expenses in 2024 was primarily due to decreased cloud computing expenses and lower research and development expenses.

Sales and marketing expense. Sales and marketing expenses consist of expenses required to market and sell our products including staff-related expenses for individuals performing this work. Sales and marketing expenses decreased by $289,242 to $833,199 in 2024 compared to $1,122,441 in 2023. The decrease in 2024 was primarily due to decreased staff-related expenses resulting from headcount reductions as well as decreased spend on advertising and conferences, partially offset by increased severance incurred related to the separation of a former executive.

Other income. We earned other income of $89,367 in 2024 compared to $153,587 in 2023. Other income primarily consists of interest income. The decrease in other income was primarily due to lower cash balances earning interest, partially offset by improved rates of return on those cash balances due to strategic deployment of cash reserves into money market funds.

Other expense. We incurred other expenses of $11,468 in 2024 compared to $64,967 in 2023. Other expenses primarily consist of interest expense and, in the year ended December 31, 2023, losses on a note receivable deemed uncollectible. The decrease in other expenses was primarily due to the writing off a note receivable deemed uncollectible in 2023.

Income Taxes. We incurred zero income tax expense from continuing operations in 2024 and 2023 due to losses in both years.

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Liquidity and Capital Resources

Cash Flows

On December 31, 2024, we had $611,822 in cash and cash equivalents from continuing operations. Cash and cash equivalents decreased by $7,993,987 from the prior year due to the following factors.

Net cash used in operating activities of continuing operations was $10,103,084 in 2024, compared to $10,766,475 in 2023. Cash used in operating activities of continuing operations decreased in 2024 primarily due to lower cash operating losses, partially offset by increases in cash used in working capital. Changes in cash used in working capital included decreases in accounts payable and accrued expenses, offset by decreases in accounts receivable and a decrease in prepaid expenses and other assets.

Net cash used in investing activities of continuing operations was $9,510 in 2024, compared to $22,862 in 2023. Cash used in investing activities of continuing operations decreased in 2024 primarily due to a decrease in the acquisition of intangible assets.

Net cash provided by financing activities of continuing operations was $3,939,194 in 2024 compared to $148,899 in 2023. Cash provided by financing activities of continuing operations in 2024 was primarily related to proceeds from the issuance of common stock pursuant to the ATM offering completed in May 2024 and proceeds from the exercise of warrants into common stock pursuant to the Warrant Inducement Transaction in July 2024 (as described below), while the cash provided in 2023 was primarily proceeds from financing insurance premiums over the insured period with a short-term note payable.

Net cash used in discontinued operations was $1,852,587 in 2024, compared to $2,702,425 in 2023. Net cash used in operating activities of discontinued operations was $1,852,587 and $2,422,917 for the years ended December 31, 2024, and 2023, respectively. This change primarily relates to cash operating losses and the timing of the discontinuation of the former Birmingham segment in the third quarter of 2024, partially offset by an increase in accounts receivable in the former Eagan segment related to timing of sales of STREAMWAY systems near year end where payment was collected after year end. Net cash provided by investing activities of discontinued operations was $32,000 for 2024, while net cash used in investing activities of discontinued operations was $279,508 for 2023.

Liquidity and Plan of Financing; Going Concern

We have incurred significant and recurring losses from operations for the past several years and, as of December 31, 2024, had an accumulated deficit of $180,426,271. We had cash and cash equivalents of $611,822 as of December 31, 2024, and need to raise significant additional capital to meet our operating needs. We had short-term obligations of $3,593,401 and long-term operating lease obligations of $1,558,239 as of December 31, 2024. We do not expect to generate sufficient operating revenue to sustain our operations in the near term. During the year ended December 31, 2024, we incurred negative cash flows from continuing operating activities of $10,103,084. Although we have attempted to improve our cash flows from continuing operating activities by bolstering revenues and curtailing expenses and continue to seek ways to generate revenue through business development activities, there is no guarantee that we will be able to improve our cash flows from continuing operating activities sufficiently or achieve profitability in the near term. As a result of these conditions, substantial doubt exists about our ability to continue as a going concern within one year after the date our consolidated financial statements included in the 2024 Form 10-K were issued.

We continue to evaluate alternatives to obtain the required additional funding to maintain future operations, but there can be no assurances that such funding will be available under acceptable terms, if at all. Alternatives to obtain additional funding may include, but are not limited to, equity financing, issuing debt, entering into other financing arrangements, or monetizing operating businesses or assets. These possibilities, to the extent available, may be on terms that result in significant dilution to our existing stockholders or that result in our existing stockholders losing part or all of their investment. For example, in May 2024 we raised $3.58 million in net proceeds through an at-the-market offering of shares of our common stock and in July 2024, we raised $1.0 million in net proceeds through cash exercises of certain outstanding warrants pursuant to agreements with certain warrant holders to reduce the exercise price of those warrants and issue new warrants as consideration for the cash exercises, each described further below under “Financing Transactions.” In February 2025, we issued shares of our common stock in a registered direct offering for gross proceeds of $545 thousand. Also, in March 2025, pursuant to an extension agreement in connection with the LOI with Renovaro, Renovaro purchased shares of our common stock for an aggregate of $500 thousand. In March 2025, we entered into an asset purchase agreement pursuant to which we sold and assigned assets and liabilities exclusively related to the business of providing products for automated, direct-to-drain medical fluid disposal, including our STREAMWAY product line, for $625 thousand, plus assumed liabilities. Despite these sources of funding, we may be unable to access additional financing or obtain additional liquidity when needed or under acceptable terms, if at all. If such financing or adequate funds from operations are not available, we would be forced to limit our business activities and we could default on existing payment obligations, which would have a material adverse effect on our financial condition and results of operations, and may ultimately be required to cease our operations and liquidate our business. The consolidated financial statements as of and for the year ended December 31, 2024 included in this exhibit do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if we were unable to continue as a going concern.

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As described above under “Recent Developments,” on January 1, 2025, we entered into the LOI with Renovaro for Predictive Oncology to be acquired by Renovaro in exchange for preferred stock of Renovaro. Under the terms of the LOI, Predictive Oncology will be merged into Renovaro in exchange for a newly created series of preferred stock of Renovaro. The preferred stock will be issued to shareholders of Predictive Oncology in a 1:1 exchange for their existing Predictive Oncology common stock. The merger is subject to a minimum fundraising of $15 million by Renovaro, as well as formal approval by the shareholders of Predictive Oncology.

On February 28, 2025, we entered into the Extension Agreement with Renovaro, pursuant to which the parties amended the LOI to (i) eliminate Renovaro’s obligation to acquire certain shares of our common stock and (ii) extend the outside termination date of the LOI from February 28, 2025, to March 31, 2025. Additionally, pursuant to the Extension Agreement, Renovaro acquired 467,290 shares of our common stock in March 2025 for an aggregate purchase price of $500,000 and agreed to purchase an additional 901,298 shares of our common stock for an aggregate of $964,389 upon, and subject to, the execution of a definitive agreement in respect of the Renovaro Merger.

Financing Transactions

We have primarily funded our operations through a combination of debt and equity instruments including short-term borrowings, and a variety of debt and equity offerings. We have no off-balance sheet transactions.

May 2024 At The Market Offering

On May 3, 2024, the Company entered into an ATM Sales Agreement (the “Sales Agreement”) with Wainwright, to sell shares of the Company’s common stock having an aggregate sales price of up to $3,696,000, from time to time, through an “at the market offering” program pursuant to which Wainwright acted as sales agent. Subject to the terms and conditions of the Sales Agreement, Wainwright was permitted to sell the shares by methods deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended. Under the Sales Agreement, Wainwright was entitled to compensation for its services of 3.0% of the gross sales price of all shares sold through Wainwright under the Sales Agreement. As of June 30, 2024, the Company sold 1,607,100 shares of common stock at an average price of approximately $2.30 per share, resulting in aggregate gross proceeds of approximately $3,696,000. No further shares are available to be sold under the Sales Agreement.

July 2024 Warrant Inducement Transaction

On July 25, 2024, the Company entered into definitive agreements with certain of its existing warrant holders for the exercise of warrants to purchase an aggregate of 958,117 shares of its common stock having a current exercise price of $14.00 originally issued in February 2021, June 2021 and May 2022, at a reduced exercise price of $1.32 per share. The gross proceeds to the Company from the exercise of the existing warrants were approximately $1,265,000, prior to deducting placement agent fees and transaction expenses payable by the Company.

In consideration for the immediate cash exercise of the warrants, the Company concurrently issued to the warrant holders new unregistered Series A warrants to purchase up to 958,117 shares of common stock (the “Series A Warrants”) and new Series B warrants to purchase up to 958,117 shares of common stock (the “Series B Warrants”). The Series A Warrants and the Series B Warrants have an exercise price of $1.07 per share and are exercisable immediately upon issuance. The Series A Warrants have a term equal to five years from the date of issuance, and the Series B Warrants have a term equal to 18 months from the date of issuance.

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The transactions described above closed on July 26, 2024. Wainwright acted as the exclusive placement agent for the above-mentioned transactions. The Company paid Wainwright as consideration (i) an aggregate cash fee equal to 7.0% of the gross proceeds from the exercise of the existing warrants, (ii) a management fee equal to 1.0% of the aggregate gross proceeds from the exercise of the existing warrants, (iii) $35,000 for expenses, and (iv) $15,950 for clearing fees. Additionally, the Company issued to Wainwright (or its designees) as compensation, warrants to purchase up to 67,068 shares of common stock of the Company (equal to 7.0% of the aggregate number of existing warrants exercised in the offering) (the “Placement Agent Warrants”). The Placement Agent Warrants have a term of five years from the closing of the offering and an exercise price of $1.65 per share.

There were no material financing transactions during the year ended December 31, 2023.

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations are based upon our audited consolidated Financial Statements, which have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of our financial statements, the reported amounts of revenues and expenses during the reporting periods presented, as well as our disclosures of contingent assets and liabilities. We evaluate our estimates and assumptions on an on-going basis.

We base our estimates and assumptions on our historical experience and on various other information available to us at the time that these estimates and assumptions are made. We believe that these estimates and assumptions are reasonable under the circumstances and form the basis for our making judgments about the carrying values of our assets and liabilities that are not readily apparent from other sources.  Actual results and outcomes could differ from our estimates.

Our significant accounting policies are described in Note 1 – Summary of Significant Accounting Policies in Notes to Consolidated Financial Statements of this exhibit. We believe that the following discussion addresses our critical accounting estimates and reflects those areas that require more significant judgments and use of estimates and assumptions in the preparation of our audited consolidated Financial Statements.

Revenue Recognition

We generate revenues from Contract Research Organization (“CRO”) services related to the development of 3D tumor-specific in vitro models for oncology drug discovery and research. The specific pattern of revenue recognition for CRO services is determined on a case-by-case basis according to the facts and circumstances applicable to a given contract. We evaluate each product or service promised in a contract to determine whether it represents a distinct performance obligation. Determining whether services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Contracts for CRO services generally contain one performance obligation to perform research and deliver appropriate data or reporting. Revenues from CRO services are generally recognized at the point in time when data and reports are provided to customers. See Note 1 – Summary of Significant Accounting Policies in Notes to Consolidated Financial Statements of this exhibit for further details of our revenue recognition policies.

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We also have a collaboration arrangement, under which we have utilized our active learning technology, proprietary biobank, and know-how to provide predictive models of tumor responses to various drug compounds. This collaboration arrangement includes sales-based royalties, under which our collaboration partner is obligated to pay us revenue sharing fees that are based on the net revenue from the collaboration partner’s commercialized drugs. The percentage of net revenue varies depending on the stage of development. The revenue sharing fees represent variable consideration, which requires us to estimate the expected value of revenue sharing fees and extent to which those estimates are constrained. These estimates are reassessed at each reporting period. To date, we have not recognized revenues related to revenue sharing fees pursuant to our collaboration arrangement. See Note 3 – Collaborative Arrangements and Contracts with Customers in Notes to Consolidated Financial Statements of this exhibit for further details of our collaboration arrangement.

Stock-Based Compensation

We account for stock-based compensation under the fair value recognition and measurement provisions for share-based payments of U.S. GAAP. We recognize compensation expense for these service-based equity-classified awards over their requisite service period and adjust for forfeitures as they occur. We estimate the fair value of stock-based payment awards on the date of grant using the Black-Scholes option-pricing model which requires the input of significant assumptions including an estimate of the average period of time employees and directors will retain vested stock options before exercising them, the estimated volatility of our common stock price over the expected term, and the risk-free interest rate.

When an option or warrant is granted in place of cash compensation for services, we deem the value of the service rendered to be the value of the option or warrant. In most cases, however, an option or warrant is granted in addition to other forms of compensation and its separate value is difficult to determine without utilizing an option pricing model. For that reason, we also use the Black-Scholes option-pricing model to value options and warrants granted to non-employees, which requires the input of significant assumptions including an estimate of the average period that investors or consultants will retain vested stock options and warrants before exercising them, the estimated volatility of our common stock price over the expected term, and the risk-free interest rate. In the case of options to employees, we estimated the life to be the legal term.

Changes in the assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense recognizes that. We have been traded on the NASDAQ Capital Market exchange since 2015 and have experienced significant volatility in our stock price. The assumptions we use in calculating the fair value of stock-based payment awards represent our best estimates, which involve inherent uncertainties and the application of management's judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future. See Note 11 – Stockholders’ Equity, Stock Options, and Warrants in Notes to Consolidated Financial Statements of this exhibit for further details of our stock-based compensation.

Long-lived Asset Impairment

We review long-lived assets, including finite-lived intangible assets and long-lived tangible assets, for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Identifying and evaluating such events or changes in circumstances involves judgment. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant change in the drug discovery marketplace and a significant adverse change in the business climate in which we operate.

The recoverability of an asset to be held and used is determined by comparing the carrying amount to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, we record an impairment charge in the amount by which the carrying amount of the asset exceeds its fair value, which is determined by either a quoted market price, if any, or a value determined utilizing discounted cash flow techniques. See Note 6 – Property and Equipment and Note 7 – Intangible Assets in Notes to Consolidated Financial Statements of this exhibit for further details.

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Income Taxes

Deferred income taxes are provided on a liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences, which are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred income taxes are subject to certain limitations under Section 382. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. See Note 12 – Income Taxes in Notes to Consolidated Financial Statements of this exhibit for further details.

Recent Accounting Developments

See “Recent Accounting Pronouncements” and “Recently Adopted Accounting Standards” under Note 1 - Summary of Significant Accounting Policies in Notes to Consolidated Financial Statements of this exhibit.

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ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

INDEX TO FINANCIAL STATEMENTS

Page
Financial Statements:
Reports of Independent Registered Public Accounting Firms (KPMG, LLP, Pittsburgh, PA (US Firm), PCAOB Firm ID #185) (BDO USA, P.C., Minneapolis, Minnesota, PCAOB Firm ID #243)	F-1
Consolidated Balance Sheets	F-4
Consolidated Statements of Net Loss	F-5
Consolidated Statements of Stockholders’ Equity	F-6
Consolidated Statements of Cash Flows	F-8
Notes to Consolidated Financial Statements	F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Predictive Oncology Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Predictive Oncology Inc. and subsidiaries (the Company) as of December 31, 2024, the related consolidated statements of net loss, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accounting for the warrant inducement transaction

As discussed in Note 11 to the consolidated financial statements, in July 2024, the Company entered into definitive agreements with certain of its existing warrant holders for the exercise of warrants to purchase shares of its common stock at a reduced exercise price (warrant inducement transaction). In consideration for the immediate cash exercise of the warrants, the Company concurrently issued to the warrant holders new unregistered Series A and Series B warrants to purchase shares of common stock. The Series A and the Series B warrants have an exercise price of $1.07 per share and are exercisable immediately upon issuance. At December 31, 2024, the value of the warrants was recorded in additional paid in capital.

We identified the evaluation of the accounting for the Company’s July 2024 issuance of Series A and Series B warrants as equity classified as a critical audit matter. Specifically, challenging and complex auditor judgment and specialized skills and knowledge were required in evaluating the application of the relevant accounting guidance and interpretation of complex terms of the agreement for equity classified warrants.

The following are the primary procedures we performed to address this critical audit matter. We inspected the Company’s accounting analysis for the transaction. We involved professionals with specialized skills and knowledge, who assisted in:

●	inspecting the underlying agreements to understand the terms and conditions of the transaction that were relevant to the classification determination.

●	evaluating the Company’s interpretation and application of the relevant accounting literature in the classification of the warrants.

/s/ KPMG LLP

We have served as the Company’s auditor since 2024.

Pittsburgh, Pennsylvania
March 31, 2025, except for the effects of discontinued operations discussed in Notes 2 and 15, as to which the date is July 18, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

Predictive Oncology Inc.

Pittsburgh, Pennsylvania

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Predictive Oncology Inc. (the “Company”) as of December 31, 2023, the related consolidated statements of net loss, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO USA, P.C.

We served as the Company's auditor from 2023 to 2024.

Minneapolis, Minnesota

March 28, 2024, except for the effects of discontinued operations of the Birmingham operating segment discussed in Note 2 and Note 15, as to which the date is March 31, 2025 and the effects of discontinued operations of the Eagan operating segment discussed in Note 2 and Note 15, as to which the date is July 18, 2025.

CONSOLIDATED FINANCIAL STATEMENTS

PREDICTIVE ONCOLOGY INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$611,822	$8,357,294
Accounts receivable, net	34,154	79,949
Inventories	45,760	60,661
Prepaid expense and other assets	272,779	377,565
Current assets of discontinued operations	1,261,403	1,202,962
Total current assets	2,225,918	10,078,431

Property and equipment, net	347,588	467,573
Intangibles, net	50,955	60,676
Lease right-of-use assets	2,047,241	2,543,110
Other long-term assets	98,478	98,478
Non-current assets of discontinued operations	202,337	1,168,981
Total assets	$4,972,517	$14,417,249

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$1,044,394	$1,213,499
Note payable	-	150,408
Accrued expenses and other liabilities	1,236,378	1,390,899
Derivative liability	-	1,376
Contract liabilities	224,076	269,831
Lease liability	555,169	407,060
Current liabilities of discontinued operations	533,384	517,958
Total current liabilities	3,593,401	3,951,031

Lease liability – net of current portion	1,558,239	2,113,408
Non-current liabilities of discontinued operations	23,487	81,030
Total liabilities	5,175,127	6,145,469

Stockholders’ (deficit) equity:
Preferred stock, 20,000,000 shares authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 shares outstanding as of December 31, 2024, and December 31, 2023	792	792
Common stock, $.01 par value, 200,000,000 shares authorized, 6,666,993 and 4,062,853 shares outstanding as of December 31, 2024, and December 31, 2023, respectively	66,670	40,629
Additional paid-in capital	180,156,199	175,992,242
Accumulated deficit	(180,426,271)	(167,761,883)
Total stockholders’ (deficit) equity	(202,610)	8,271,780

Total liabilities and stockholders’ (deficit) equity	$4,972,517	$14,417,249

See accompanying notes to consolidated financial statements.

PREDICTIVE ONCOLOGY INC.

CONSOLIDATED STATEMENTS OF NET LOSS

	Year Ended December 31,
	2024	2023
Revenue	$84,812	$492,596
Cost of sales	78,285	195,105
Gross profit	6,527	297,491

Operating expenses:
General and administrative expense	7,235,797	7,862,900
Operations expense	2,241,461	2,461,507
Sales and marketing expense	833,199	1,122,441
Total operating expenses	10,310,457	11,446,848
Total operating (loss)	(10,303,930)	(11,149,357)
Other income	89,367	153,587
Other expense	(11,468)	(64,967)
Gain on derivative instruments	1,376	12,457
Loss from continuing operations	(10,224,655)	(11,048,280)
Loss from discontinued operations	(2,439,733)	(2,935,687)
Net (loss)	$(12,664,388)	$(13,983,967)

Loss per common share, basic and diluted:
Loss from continuing operations	(1.87)	(2.75)
Loss from discontinued operations	(0.45)	(0.73)
Net (loss) per common share, basic and diluted	$(2.32)	$(3.48)

Weighted average shares used in computation – basic and diluted	5,453,632	4,014,848

See accompanying notes to consolidated financial statements.

PREDICTIVE ONCOLOGY INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED

DECEMBER 31, 2024

	Series B Preferred		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at 12/31/2023	79,246	$792	4,062,853	$40,629	$175,992,242	$(167,761,883)	$8,271,780
Issuance of shares to non-employees	-	-	38,923	389	98,864	-	99,253
Vesting expense, net of forfeitures	-	-	-	-	1,143	-	1,143
Issuance of shares pursuant to At-The-Market financing, net of issuance costs	-	-	1,607,100	16,071	3,105,931	-	3,122,002
Issuance of shares pursuant to Warrant Inducement Transaction, net of issuance costs	-	-	958,117	9,581	958,019	-	967,600
Net loss	-	-	-	-	-	(12,664,388)	(12,664,388)
Balance at 12/31/2024	79,246	$792	6,666,993	$66,670	$180,156,199	$(180,426,271)	$(202,610)

See accompanying notes to consolidated financial statements.

PREDICTIVE ONCOLOGY INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED

DECEMBER 31, 2023

	Series B Preferred		Series F Preferred		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at 12/31/2022	79,246	$792	-	$-	3,938,160	$39,382	$175,503,634	$(153,777,916)	$21,765,892
Shares issued to non-employees	-	-	-	-	98,193	982	488,344	-	489,326
Vesting expense, net of forfeitures	-	-	-	-	-	-	2,038	-	2,038
Series F Preferred Stock dividend	-	-	79,404	794	-	-	(794)	-	-
Reverse stock split round up to whole shares	-	-	-	-	25,343	253	(253)	-	-
Series F Preferred redemption	-	-	(79,404)	(794)	-	-	794	-	-
Share issuance to CFO for vesting of RSUs, net of repurchase to cover withholding tax	-	-	-	-	1,157	12	(1,521)	-	(1,509)
Net loss	-	-	-	-	-	-	-	(13,983,967)	(13,983,967)
Balance at 12/31/2023	79,246	$792	-	$-	4,062,853	$40,629	$175,992,242	$(167,761,883)	$8,271,780

See accompanying notes to consolidated financial statements.

PREDICTIVE ONCOLOGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2024	2023
Cash flow from continuing operating activities:
Net loss	$(12,664,388)	$(13,983,967)
Less: (loss) from discontinued operations	(2,439,733)	(2,935,687)
Net loss from continuing operations	(10,224,655)	(11,048,280)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	132,337	215,039
Amortization of operating lease right-of-use assets	495,869	534,999
Vesting expense	906	329
Common stock issued for consulting and other	99,253	299,430
(Gain) on derivative instruments	(1,376)	(12,457)
Loss on disposal of property and equipment	803	-
Loss on disposal of intangible assets	4,738	-

Changes in assets and liabilities:
Accounts receivable	45,795	34,330
Inventories	14,901	15,806
Prepaid expense and other assets	104,786	55,930
Accounts payable	(169,105)	288,763
Accrued expenses and other	(154,521)	(389,183)
Contract liabilities	(45,755)	(259,292)
Operating lease liability	(407,060)	(501,889)
Net cash (used in) continuing operating activities:	(10,103,084)	(10,766,475)

Cash flow from continuing investing activities:
Purchase of property and equipment	(9,510)	(9,369)
Acquisition of intangibles	-	(13,493)
Net cash (used in) continuing investing activities:	(9,510)	(22,862)

Cash flow from continuing financing activities:
Proceeds from issuance of common stock and warrants	4,960,562	-
Costs to issue common stock and warrants	(870,960)	-
Repurchase of common stock upon vesting of restricted stock units	-	(1,509)
Proceeds from issuance of financing note payable	275,098	364,721
Repayment of note payable	(425,506)	(214,313)
Net cash provided by continuing financing activities	3,939,194	148,899

Discontinued operations:
Net cash (used in) operating activities	(1,852,587)	(2,422,917)
Net cash provided by (used in) investing activities	32,000	(279,508)
Net cash provided by (used in) financing activities	-	-
Net cash (used in) discontinued operations	(1,820,587)	(2,702,425)

Net (decrease) in cash	(7,993,987)	(13,342,863)
Cash and cash equivalents from continuing operations at beginning of period	8,357,294	21,901,118
Cash and cash equivalents from discontinued operations at beginning of period	371,366	170,405
Less: Cash from discontinued operations at end of period	(122,851)	(371,366)
Cash and cash equivalents from continuing operations at end of period	$611,822	$8,357,294

Supplemental disclosure for cash flow information:
Cash payments for interest	$11,466	$13,904

Non-cash transactions:
Equipment transferred from discontinued operations	$5,140	$-
Right-of-use assets obtained in exchange for lease liabilities	-	2,997,181
Series F Preferred Stock dividend	-	794
Common stock issued to settle accrued board of directors’ and advisory boards’ compensation	-	189,896
Common stock issued to management upon vesting of restricted stock units	-	4,934
Redemption of Series F Preferred Stock	-	(794)
Common stock issued in connection with reverse stock split	-	253

See accompanying notes to consolidated financial statements.

PREDICTIVE ONCOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Predictive Oncology Inc. (“Predictive Oncology” or the “Company”) is a knowledge-driven company focused on applying artificial intelligence (“AI”) to support the discovery and development of optimal cancer therapies, which can ultimately lead to more effective treatments and improved patient outcomes. Predictive Oncology uses AI and its proprietary biobank of 150,000+ tumor samples, categorized by tumor type, to provide actionable insights about drug compounds to improve the drug discovery process and increase the probability of drug compound success. The Company also creates and develops tumor-specific 3D cell culture models mimicking the physiological environment of human tissue, enabling better-informed decision-making during drug development. The Company’s suite of solutions supports oncology drug development from early discovery to clinical trials.

Predictive Oncology’s mission is to change the landscape of oncology drug discovery and enable the development of more effective therapies for the treatment of cancer. By harnessing the power of machine learning and scientific rigor, the Company believes that it can improve the probability of success of advancing pharmaceutical and biological drug candidates with a higher degree of confidence.

During the year ended December 31, 2024, the Company closed its Birmingham laboratory, which previously provided contract services and research focused on solubility improvements, stability studies and protein production. As a result, the Company operated in two business areas as of December 31, 2024, which were delineated by location.

In its first business area operated out of Pittsburgh, Pennsylvania, the Company provides optimized, high-confidence drug-response predictions through the application of AI using its proprietary biobank of tumor samples to enable a more informed selection of drug/tumor combinations and increase the probability of success during drug development. The Company also creates and develops tumor-specific 3D cell culture models mimicking the physiological environment of human tissue enabling better-informed decision-making during development.

In its second business area operated out of Eagan, Minnesota, the Company produced the United States Food and Drug Administration (“FDA”)-cleared STREAMWAY® System and associated products for automated medical fluid waste management and patient-to-drain medical fluid disposal. The Company divested all of the assets and liabilities related to the Eagan business area as of March 14, 2025. The Company’s consolidated financial statements herein have been retrospectively revised and recast to present the former Eagan operating segment as discontinued operations for all periods presented. These consolidated financial statements were restated solely for the purpose of segregating discontinued operations and do not reflect any adjustment for any other subsequent event.

On January 1, 2025, the Company entered into a binding letter of intent (the “LOI”) with Renovaro, Inc. (NASDAQ: RENB) (“Renovaro”) for Predictive Oncology to be acquired by Renovaro in exchange for preferred stock of Renovaro (the “Renovaro Merger”). Under the terms of the LOI, Predictive Oncology will be merged into Renovaro in exchange for a newly created series of preferred stock of Renovaro. The preferred stock will be issued to shareholders of Predictive Oncology in a 1:1 exchange for their existing Predictive Oncology common stock, as further discussed in Note 16 – Subsequent Events.

On February 28, 2025, Predictive Oncology entered into an extension agreement with Renovaro (the “Extension Agreement”), pursuant to which the parties amended certain terms of the LOI, including to extend the outside termination date of the LOI from February 28, 2025, to March 31, 2025, as further discussed in Note 16 – Subsequent Events.

On March 14, 2025, the Company entered into an asset purchase agreement and closed the transactions contemplated therein with DeRoyal Industries, Inc., a Tennessee corporation (“DeRoyal”), to sell and assign to DeRoyal assets and liabilities exclusively related to the business of providing products for automated, direct-to-drain medical fluid disposal, including the Company’s STREAMWAY® product line. Refer to Note 2 – Discontinued Operations and Note 16 – Subsequent Events for further discussion of the asset purchase agreement with DeRoyal. The assets subject to the asset purchase agreement were operated by and reported in the Company’s former Eagan operating segment. As noted above, the former Eagan operating segment has been reported as discontinued operations for all periods presented in these consolidated financial statements.

Going Concern

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has incurred significant and recurring losses from operations for the past several years and, as of December 31, 2024, had an accumulated deficit of $180,426,271. The Company had cash and cash equivalents of $611,822 as of December 31, 2024, and needs to raise significant additional capital to meet its operating needs. The Company had short-term obligations of $3,593,401 and long-term operating lease obligations of $1,558,239 as of December 31, 2024. The Company does not expect to generate sufficient operating revenue to sustain its operations in the near term. During the year ended December 31, 2024, the Company incurred negative cash flows from continuing operating activities of $10,103,084. Although the Company has attempted to improve its cash flows from continuing operating activities by bolstering revenues and continues to seek ways to generate revenue through business development activities, there is no guarantee that the Company will be able to improve its cash flows from continuing operating activities sufficiently or achieve profitability in the near term. As a result of these conditions, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date these consolidated financial statements are issued.

The Company continues to evaluate alternatives to obtain the required additional funding to maintain future operations, including the Renovaro Merger and the Sale of Eagan Assets to DeRoyal (further detailed in Note 16 – Subsequent Events). These alternatives may include, but are not limited to, equity financing, issuing debt, entering into other financing arrangements, or monetizing operating businesses or assets. These possibilities, to the extent available, may be on terms that result in significant dilution to the Company’s existing stockholders or that result in the Company’s existing stockholders losing part or all of their investment. Despite these potential sources of funding, the Company may be unable to access financing or obtain additional liquidity when needed or under acceptable terms, if at all. If such financing or adequate funds from operations are not available, the Company would be forced to limit its business activities and the Company could default on existing payment obligations, which would have a material adverse effect on its financial condition and results of operations, and the Company may ultimately be required to cease its operations and liquidate its business. The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

NASDAQ Notice of Non-Compliance

On September 19, 2024, the Company received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the bid price for the Company’s common stock had closed below $1.00 per share for 30 consecutive business days, and that the Company was therefore not in compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The notification had no immediate effect on the listing of the Company’s common stock and the Company had a period of 180 calendar days, or until March 18, 2025, to regain compliance with the Minimum Bid Price Requirement. On January 22, 2025, the Company received a letter from the Staff of the Nasdaq indicating that the closing bid price of the Company’s common stock had been at $1.00 per share or greater for the last 11 consecutive business days, from January 3, through 21, 2025. Accordingly, the Company has regained compliance with the Minimum Bid Price Requirement.

On November 20, 2024, the Company received a letter (the “Notice”) from the Staff of the Nasdaq notifying the Company that it was not in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market as set forth in Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”), because the Company’s stockholders’ equity of $1,966,969, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, was below the required minimum of $2.5 million, and because, as of the date of the Notice, the Company did not meet either of the alternative compliance standards, relating to market value of listed securities of at least $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

The Notice had no immediate effect on the listing of the Company’s common stock on The Nasdaq Capital Market, and, therefore, the Company’s listing remains fully effective, subject to the Company’s compliance with the other continued listing requirements, and the Company’s regaining compliance with the Stockholders’ Equity Requirement. Under Nasdaq rules and as specified in the Notice, the Company had 45 calendar days from November 20, 2024, or until Monday, January 6, 2025, to submit to Nasdaq a plan to regain compliance with the Stockholders’ Equity Requirement. If the Company’s plan to regain compliance was accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the Notice for the Company to evidence compliance.

On January 6, 2025, the Company submitted to Nasdaq a plan to regain compliance with the Stockholders’ Equity Requirement, citing the Company’s proposed merger with Renovaro, and requested a 180-day extension to regain compliance with the Stockholders’ Equity Requirement. In response, the Nasdaq requested upon execution, or by no later than March 1, 2025, a copy of the definitive merger documentation and a detailed timeline to complete the merger. On February 28, 2025, the Company notified the Staff that the Company continues to progress in discussions with Renovaro to finalize the merger. The Company also notified the Staff of the Extension Agreement entered into with Renovaro on February 28, 2025, which extended the outside termination date from February 28, 2025, to March 31, 2025.

Principles of Consolidation

The Company has prepared the consolidated financial statements in accordance with GAAP and the rules and regulations of the Securities and Exchange Commission (“SEC”) for consolidated financial statements.

The Company had two wholly owned subsidiaries, Helomics Corporation and Skyline Medical Inc. (“Skyline Medical”), as of and for the years ended December 31, 2024, and 2023. Skyline Medical remained a wholly owned subsidiary of Predictive Oncology following the March 14, 2025 asset purchase agreement between the Company and DeRoyal Industries, but the subsidiary’s ongoing activities are limited to wind down activities. The consolidated financial statements include the accounts of the Company and these wholly owned subsidiaries after elimination of intercompany transactions and balances as of and for the years ended December 31, 2024, and 2023.

Discontinued Operations

During the year ended December 31, 2024, the Company disposed of its former Birmingham operating segment. These consolidated financial statements have been retrospectively revised and recast to also present the former Eagan operating segment as discontinued operations. Disposal groups that meet the discontinued operations criteria provided in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 205-20-45 are classified as discontinued operations. Assets and liabilities of discontinued operations are presented separately in the Company’s consolidated balance sheets and results of discontinued operations are reported as a separate component of net loss in the Company’s consolidated statements of net loss for all periods presented, resulting in changes to the presentation of certain prior period amounts. Results of discontinued operations are excluded from segment results for all periods presented. Cash flows from discontinued operations are also reported separately in the Company’s consolidated statements of cash flows.

Refer to Note 2 – Discontinued Operations for additional discussion of discontinued operations. All other notes to these consolidated financial statements present the results of continuing operations and exclude amounts related to discontinued operations for all periods presented.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and during the reporting period. Actual results could materially differ from those estimates. Estimates are used in the following areas, among others: variable consideration associated with revenue recognition, stock-based compensation expense, fair value of long-lived assets for impairment analyses, the valuation allowance included in the deferred income tax calculation, accrued expenses, and fair value of derivative liabilities.

Cash

The Company considers all highly liquid instruments with maturities when purchased of three months or less to be cash equivalents. The Company places its cash with high quality financial institutions and believes its risk of loss is limited to amounts in excess of that which is insured by the Federal Deposit Insurance Corporation.

Receivables

Receivables are reported at the amount the Company expects to collect on balances outstanding. The Company provides for probable uncollectible amounts through charges to earnings and credits to the valuation allowance based on management’s assessment of the status of individual accounts.

Amounts recorded in accounts receivable on the consolidated balance sheets include amounts billed and currently due from customers. The amounts due are stated at their net estimated realizable value. An allowance is maintained to provide for the estimated amount of receivables that will not be collected. The Company determines the allowance based on historical experience as well as external business factors expected to impact collectability such as economic factors. The Company reviews customers’ credit history before extending unsecured credit and establishes an allowance based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Invoices are generally due 30 days after presentation. Accounts receivable over 30 days is generally considered past due. The Company does not accrue interest on past due accounts receivables. Receivables are written off once all collection attempts have failed and are based on individual credit evaluation and specific circumstances of the customer.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk primarily consist of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalent balances with high quality financial institutions and, consequently, the Company believes that such funds are subject to minimal credit risk. The Company is exposed to credit risk in the event of default by the financial institutions to the extent amounts recorded on the consolidated balance sheets are in excess of insured limits. The Company has not experienced any credit losses in such accounts and does not believe it is exposed to any significant credit risk on these funds.

Fair Value Measurements

As outlined in ASC 820, Fair Value Measurement, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting standards ASC 820 establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:

Level 1 – Observable inputs such as quoted prices in active markets;

Level 2 – Inputs other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 – Unobservable inputs where there is little or no market data, which requires the reporting entity to develop its own assumptions.

The Company uses observable market data in making fair value measurements, when available. Fair value measurements are classified according to the lowest level input that is significant to the valuation.

The fair values of the Company’s derivative liabilities were determined based on Level 3 inputs. The Company generally uses the Black Scholes method for determining the fair value of warrants classified as liabilities on a recurring basis. In addition, the Company uses the Monte Carlo method and other acceptable valuation methodologies when valuing the conversion feature and other embedded features classified as derivatives on a recurring basis. See Note 4 – Fair Value Measurements and Note 10 – Derivatives.

When comparing the carrying amount of an asset group to its fair value as part of a long-lived asset impairment analysis, the Company estimates the fair value of the asset group by making assumptions about the long-lived assets comprising the asset group. The majority of the inputs used by the Company to estimate the fair value of the long-lived assets are unobservable and thus are considered to be Level 3 inputs. See Note 6 – Property and Equipment and Note 7 – Intangible Assets.

Inventories

Inventories are stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Estimated useful asset life by classification is as follows:

	Years
Computers, software, and office equipment	3	-	10
Leasehold improvements (1)	1	-	2
Manufacturing tooling	3	-	7
Laboratory equipment	4	-	10
Demo equipment		3

(1)	Leasehold improvements are amortized over the shorter of the useful life or the remaining lease term.

Upon retirement or sale of property and equipment, the cost and related accumulated depreciation are removed from the consolidated balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations expense as incurred.

Finite-lived Intangible Assets

Finite-lived intangible assets consist of patents and trademarks, licensing fees, developed technology, acquired software, customer relationships, and tradenames, and are amortized over their estimated useful life. Accumulated amortization is included in Intangibles, net in the accompanying consolidated balance sheets.

Long-lived Assets

The Company reviews long-lived assets for impairment in accordance with ASC 360, Property, Plant and Equipment, whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant change in the medical device marketplace and a significant adverse change in the business climate in which the Company operates.

The recoverability of an asset to be held and used is determined by comparing the carrying amount to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, the Company records an impairment charge in the amount by which the carrying amount of the asset exceeds its fair value, which is determined by either a quoted market price, if any, or a value determined utilizing discounted cash flow techniques.

Leases

At inception of a contract a determination is made whether an arrangement meets the definition of a lease. A contract contains a lease if there is an identified asset, and the Company has the right to control the asset. Operating leases are recorded as right-of-use (“ROU”) assets with corresponding current and noncurrent operating lease liabilities on our consolidated balance sheets.

ROU assets represent our right to use an underlying asset for the duration of the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Recognition on the commencement date is based on the present value of lease payments over the lease term using an incremental borrowing rate. Leases with a term of 12 months or less at the commencement date are not recognized on the consolidated balance sheet and are expensed as incurred.

The Company has lease agreements with lease and non-lease components, which are accounted for as a single lease component for all asset classes. Variable lease payments generally represent the Company’s share of the landlord’s expenses and are recorded when incurred. Leases are accounted for at a portfolio level when similar in nature with identical or nearly identical provisions and similar effective dates and lease terms.

Collaboration Arrangements

The Company enters into collaboration arrangements with oncology drug development partners, under which the Company utilizes its active learning technology, proprietary biobank, and know-how to provide predictive models of tumor responses to various drug compounds and treatments of partners. Consideration under these contracts may include an upfront payment, development and regulatory milestones and other contingent payments, expense reimbursements, royalties based on net sales of approved drugs, and commercial sales milestone payments.

The Company analyzes its collaboration arrangements to assess whether they are within the scope of ASC 808, Collaborative Arrangements, which includes determining whether such arrangements involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards dependent on the commercial success of such activities. To the extent that the arrangement falls within the scope of ASC 808, the Company assesses whether the payments between the Company and its collaboration partner fall within the scope of other accounting literature. If the Company concludes that payments from the collaboration partner to the Company would represent consideration from a customer, the Company accounts for those payments within the scope of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. However, if the Company concludes that its collaboration partner is not a customer for certain activities and associated payments, the Company presents such payments as a reduction of research and development expense or general and administrative expense, based on where the Company presents the underlying expense.

Revenue Recognition

The Company recognizes revenue when it satisfies a performance obligation by transferring control of the promised goods or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company recognizes revenue in accordance with the five-step process outlined in ASC 606: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Sales taxes are imposed on the Company’s sales to nonexempt customers. The Company collects the taxes from the customers and remits the entire amount to the governmental authorities. Sales taxes are excluded from revenue and expenses. Advertising costs incurred in the Company’s efforts to obtain new customers are expensed as incurred.

Revenues from Services

The Company generates revenues from Contract Research Organization (“CRO”) services related to the development of 3D tumor-specific in vitro models for oncology drug discovery and research. The organ-specific disease models provide 3D reconstruction of human tissues accurately representing each disease state and mimicking drug response.

The specific pattern of revenue recognition for CRO services is determined on a case-by-case basis according to the facts and circumstances applicable to a given contract. The Company may execute a master service agreement with a customer that provides terms and conditions for the relationship between the Company and the customer. Detailed Statements of Work (SOWs) are then prepared to outline the specific services to be provided. The SOW and master service agreement, if applicable, form the contract with the customer under ASC 606. The Company evaluates each product or service promised in a contract to determine whether it represents a distinct performance obligation. Determining whether services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Contracts for CRO services generally contain one performance obligation to perform research and deliver appropriate data or reporting. The Company typically requires partial payment for CRO services prior to performance of the research service with the remainder of the transaction price due 30 days after delivery of data or reporting. Revenues from CRO services are generally recognized at the point in time when data and reports are provided to customers.

Royalty Revenue and Variable Consideration

The Company has a collaboration arrangement that includes sales-based royalties, under which our collaboration partner is obligated to pay revenue sharing fees that are based on the net sales of the collaboration partner’s commercialized drugs. The Company would recognize royalty revenue when the underlying sales occur based on its best estimate of sales of the drugs. To date, the Company has not recognized revenues related to revenue sharing fees pursuant to its collaboration arrangement. See Note 11 – Collaboration Agreement.

Contract Balances

The Company records a receivable when it has an unconditional right to receive consideration after the performance obligations are satisfied. Advance payments received in excess of revenues recognized are classified as contract liabilities until such time as the revenue recognition criteria have been met.

Practical Expedients

The Company has elected not to determine whether contracts with customers contain significant financing components as contracts are generally for less than one year. The Company immediately expenses contract costs that would otherwise be capitalized and amortized over a period of less than one year. The Company recognizes shipping and handling costs at point of sale.

Stock-Based Compensation

The Company accounts for stock-based compensation expense in accordance with ASC 718, Compensation—Stock Compensation, which requires the Company to measure and recognize compensation expense in the financial statements based on the fair value at the date of grant for stock-based awards. The Company recognizes compensation expense for service-based equity-classified awards over their requisite service period and adjusts for forfeitures as they occur.

ASC 718 requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The Company uses the Black-Scholes option-pricing model which requires the input of significant assumptions including an estimate of the average period of time employees and directors will retain vested stock options before exercising them, the estimated volatility of the Company’s common stock price over the expected term, and the risk-free interest rate.

When an option or warrant is granted in place of cash compensation for services, the Company deems the value of the service rendered to be the value of the option or warrant. In most cases, however, an option or warrant is granted in addition to other forms of compensation and its separate value is difficult to determine without utilizing an option pricing model. For that reason, the Company also uses the Black-Scholes option-pricing model to value options and warrants granted to non-employees, which requires the input of significant assumptions including an estimate of the average period that investors or consultants will retain vested stock options and warrants before exercising them, the estimated volatility of the Company’s common stock price over the expected term, and the risk-free interest rate. In the case of options granted to employees, the Company estimates the life to be the legal term.

Changes in the assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense recognizes that. The Company’s common stock has been traded on the NASDAQ Capital Market exchange since 2015 and the Company has experienced significant volatility in its stock price. The assumptions used in calculating the fair value of stock-based payment awards represent the Company’s best estimates, which involve inherent uncertainties and the application of management's judgment. As a result, if factors change and the Company uses different assumptions, its stock-based compensation expense could be materially different in the future.

The Company has a sequencing policy under ASC 815-40-35 (“ASC 815”) that will apply if reclassification of contracts from equity to liabilities is necessary. If the Company is unable to demonstrate it has sufficient authorized shares, shares will be allocated based on the earliest issuance date of potentially dilutive financial instruments, with the earliest financial instruments receiving the first allocation of shares. Pursuant to ASC 815, stock-based awards issued to the Company’s employees are not subject to the sequencing policy.

Research and Development

Research and development costs are charged to operations as incurred. Research and development costs from continuing operations, included within operations expense in the accompanying consolidated statements of net loss were $20,728 and $98,114 for the years ended December 31, 2024, and 2023, respectively.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company reviews income tax positions expected to be taken in income tax returns to determine if there are any income tax uncertainties. The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by taxing authorities, based on technical merits of the positions. The Company has identified no income tax uncertainties.

Under Internal Revenue Code Section 382, certain stock transactions that significantly change ownership could limit the amount of net operating carryforwards that may be utilized on an annual basis to offset taxable income in future periods. Consequently, the Company performed a Section 382 analysis as of December 31, 2023, which resulted in the limitation and expiration of a substantial portion of the Company’s loss carryforwards. In addition, the current net operating loss (“NOL”) carryforwards might be further limited by future issuances of our common stock. See Note 12 – Income Taxes.

Tax years after 2004 remain open to examination by federal and state tax authorities due to unexpired net operating loss carryforwards.

Risks and Uncertainties

The Company is subject to risks common to companies in the biopharmaceutical industry, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with regulations of the Food and Drug Administration, Clinical Laboratory Improvement Amendments, and other governmental agencies.

The Company is also subject to general economic and geopolitical uncertainties caused by inflation, rising interest rates, supply chain disruptions, tight labor markets, wage inflation, pricing volatility for certain goods and services, banking and financial sector disruptions, instability and volatility in the global markets, disruptions from a global pandemic, and geopolitical conflict. The impacts of economic and other global events could have a material adverse effect on our business, results of operations, liquidity or financial condition and heighten or exacerbate risks related to the Company.

The Company has evaluated all its activities and concluded that no other subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements, except as described above and in Note 16 – Subsequent Events.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”) issued by the FASB. Recently issued ASUs not listed below either were assessed and determined to be not applicable or are currently expected to have no impact on the consolidated financial statements of the Company.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU requires more detailed income tax disclosures. The guidance requires entities to disclose disaggregated information about their effective tax rate reconciliation as well as expanded information on income taxes paid by jurisdiction. The disclosure requirements will be applied on a prospective basis, with the option to apply them retrospectively. This ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. Management is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU requires more detailed disclosures related to certain costs and expenses. The guidance requires entities to disclose amounts of certain expense categories included in expense captions presented on the face of the income statement, including purchases of inventory, employee compensation, depreciation, and intangible asset amortization. This ASU is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The disclosure requirements may be applied either prospectively or retrospectively. Management is currently evaluating this ASU to determine its impact on the Company’s disclosures.

Recently Adopted Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU updates reportable segment disclosures by expanding the frequency and extent of segment disclosures. This ASU is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The ASU requires the retrospective adoption method. The Company adopted ASU 2023-07 for annual periods beginning in the fiscal year ending December 31, 2024. The Company plans to adopt ASU 2023-07 for interim periods beginning in the fiscal year ending December 31, 2025. See Note 15 to these consolidated financial statements for additional discussion.

NOTE 2 – DISCONTINUED OPERATIONS

In July 2024, the Company’s Board of Directors approved a plan to implement a strategic cost savings initiative, primarily related to the Company’s Birmingham laboratory. In August 2024, the Company explored options for the leased Birmingham laboratory and office space, including potential sublease arrangements. In September 2024, the Company transferred certain pieces of computer hardware with alternative use to the Pittsburgh laboratory, while the rest of the laboratory equipment and inventories from the Birmingham laboratory were marketed for sale and the related product and service lines were discontinued. The Company executed a sales agreement for all remaining laboratory equipment and inventories from the Birmingham laboratory and all items were removed from the laboratory premises as of September 30, 2024. As of September 30, 2024, the Company vacated and ceased use of the Birmingham laboratory and office space. The Company’s lease continues through August 2025. The Company concluded that, in aggregate, the disposal of these assets comprising the former Birmingham operating segment met the criteria for discontinued operations presentation in the third quarter of 2024.

On March 14, 2025, the Company entered into an asset purchase agreement (the “APA”) and closed the transactions contemplated therein with DeRoyal to sell and assign to DeRoyal assets and liabilities exclusively related to the business of providing products for automated, direct-to-drain medical fluid disposal, including the Company’s STREAMWAY® product line (the “Eagan Business”). These assets were operated by the Company’s wholly owned subsidiary, Skyline Medical, and were previously reported in the Company’s former Eagan operating segment. The purchased assets exclusively related to the Eagan Business included but were not limited to cash, certain accounts receivable, inventories, patents, fixed assets, and real property leased by the Company and exclusively used in connection with the Eagan Business. The total purchase price included cash, plus the assumption of certain liabilities related to the Eagan Business including the lease for the office and warehouse space located at 2915 Commers Drive Suite 900 Eagan, MN 55121, certain accounts payable, and contract liabilities associated with the Eagan Business. The ongoing activities of the former Eagan operating segment are limited to wind down activities.

As a result of these developments, the former Birmingham and Eagan operating segments have been reclassified to discontinued operations in these consolidated financial statements for all periods presented.

The following table presents a reconciliation of the carrying amounts of the major classes of assets and liabilities to the current assets and liabilities of discontinued operations as presented in the Company’s consolidated balance sheets:

	December 31, 2024	December 31, 2023
Assets:
Cash	122,851	371,366
Accounts receivable, net	746,266	253,748
Inventories	339,968	433,714
Prepaid expense and other assets	52,318	144,134
Total current assets of discontinued operations	1,261,403	1,202,962

Property and equipment, net	21,882	766,337
Intangibles, net	159,158	191,781
Lease right-of-use assets	17,266	185,246
Other long-term assets	4,031	25,617
Total assets of discontinued operations	$1,463,740	$2,371,943

Liabilities:
Accounts payable	$97,780	$128,528
Accrued expenses and other liabilities	248,086	240,803
Contract liabilities	80,909	38,260
Lease liability	106,609	110,367
Total current liabilities of discontinued operations	533,384	517,958

Lease liability – net of current portion	-	75,571
Other long-term liabilities	23,487	5,459
Total liabilities	$556,871	$598,988

The following table provides details about the major classes of line items constituting the loss from discontinued operations presented in the Company’s consolidated statements of net loss:

	Year Ended December 31,
	2024	2023
Revenue	$1,571,795	$1,287,497
Cost of sales	751,147	439,436
Gross profit (loss) from discontinued operations	820,648	848,061

Operating expenses:
General and administrative expense	1,039,950	1,565,595
Operations expense	1,115,595	1,666,018
Sales and marketing expense	637,400	388,419
Loss on impairment of property and equipment	-	162,905
Total operating expenses	2,792,945	3,782,937
Total operating (loss) from discontinued operations	(1,972,297)	(2,934,876)
Loss on disposal of discontinued operations	(463,127)	-
Other income (expense)	(4,309)	(811)
Net (loss) from discontinued operations	$(2,439,733)	$(2,935,687)

The loss on disposal of discontinued operations represents the loss on impairment of assets sold, including laboratory equipment and inventories, and impairment of other non-current assets.

NOTE 3 – COLLABORATIVE ARRANGEMENTS AND CONTRACTS WITH CUSTOMERS

Collaboration Agreement with Cancer Research Horizons

On March 16, 2023, the Company entered into a Collaboration Agreement (the “CRH Agreement”) with Cancer Research Horizons (“CRH”), pursuant to which the Company used its PEDAL technology to evaluate CRH pre-clinical drug inhibitors of Glutaminase to determine which cancer types and patient populations were most likely to respond to treatment with those compounds (the “Project”). Under the CRH Agreement, both parties retained rights to their respective background intellectual property. Rights to reports, findings, supporting data, and materials (“Project Intellectual Property”) that were generated by the Company pursuant to its performance under the CRH Agreement vested exclusively in CRH. Each party funded its own participation in the Project. Costs incurred to participate in the CRH Agreement were recorded in Cost of sales in the Company’s Consolidated Statement of Net Loss for the year ended December 31, 2023.

Pursuant to the CRH Agreement, the Company shall receive a percentage of net revenue, as defined in the agreement, received by CRH for the commercialization of the CRH Candidates and any CRH Derivatives (each as defined in the CRH Agreement). The percentage of net revenue varies depending on the stage of development. The revenue sharing fees represent variable consideration, which is measured using the expected value method under ASC 606, Revenue from Contracts with Customers based on the actual net revenues earned by CRH under Relevant Transfer Agreements (as defined in the CRH Agreement) relating to the CRH Candidates and CRH Derivatives. Due to the uncertainty associated with the timing and amount of revenue sharing fees, the Company concluded that the revenue sharing fees should be fully constrained until such time that Relevant Transfer Agreements have been entered and net revenues have been earned. These estimates will be reassessed at each reporting period. During the years ended December 31, 2024, and 2023, the Company recognized no revenue under the CRH Agreement.

Contracts with Customers and Contract Balances

The Company records a receivable when it has an unconditional right to receive consideration after the performance obligations are satisfied. As of December 31, 2024, and 2023, accounts receivable totaled $34,154 and $79,949, respectively. The allowance for accounts receivable balance was $0 as of both December 31, 2024, and 2023.

Advance payments received in excess of revenues recognized are classified as contract liabilities until such time as the revenue recognition criteria have been met. The Company’s contract liabilities, related primarily to development of 3D models, were $224,076 and $269,831 as of December 31, 2024, and 2023, respectively. During the year ended December 31, 2024, the Company recognized revenue of $45,755 from contract liabilities recorded as of December 31, 2023, primarily related to deposits for development of 3D models. The Company’s contract liabilities as of December 31, 2024, represent its remaining performance obligations.

NOTE 4 – FAIR VALUE MEASUREMENTS

The following table summarizes the Company’s fair value hierarchy for its assets and liabilities measured at fair value on a recurring basis:

December 31, 2024	Fair Value	Level 1	Level 2	Level 3
Assets:
Money market funds	$300,000	$300,000	$-	$-

Liabilities:
Derivatives	$-	$-	$-	$-

December 31, 2023	Fair Value	Level 1	Level 2	Level 3
Liabilities:
Derivatives	$1,376	$-	$-	$1,376

NOTE 5 – INVENTORIES

The Company had finished goods inventories of $45,760 and $60,661 as of December 31, 2024, and 2023, respectively.

NOTE 6 – PROPERTY AND EQUIPMENT, NET

The Company’s property and equipment, net consisted of the following:

	As of December 31, 2024	As of December 31, 2023
Computers, software, and office equipment	$170,350	$252,961
Leasehold improvements	306,961	306,961
Laboratory equipment	1,692,230	1,696,430
Total	2,169,541	2,256,352
Less: Accumulated depreciation	(1,821,953)	(1,788,779)
Total Property and equipment, net	$347,588	$467,573

Depreciation expense, recorded within general and administrative expenses of continuing operations, was $127,354 and $210,081 for the years ended December 31, 2024, and 2023, respectively.

No impairment charges related to property and equipment held and used in continuing operations were incurred during the years ended December 31, 2024, and 2023.

NOTE 7 – INTANGIBLES, NET

The Company’s intangibles, net consisted of the following:

	As of December 31, 2024			As of December 31, 2023
	Gross Carrying Costs	Accumulated Amortization	Net Carrying Amount	Gross Carrying Costs	Accumulated Amortization	Net Carrying Amount
Patents & Trademarks	$64,087	$(13,132)	$50,955	$69,760	$(9,084)	$60,676

Finite-lived intangible assets are amortized over their estimated useful lives. Amortization expense, recorded within general and administrative expenses of continuing operations, was $4,983 and $4,958 during the years ended December 31, 2024, and 2023, respectively. Accumulated amortization is included in Intangibles, net in the consolidated balance sheets.

The following table outlines the estimated future amortization expense related to intangible assets held as of December 31, 2024:

Year Ending December 31,	Expense
2025	$4,983
2026	4,983
2027	4,983
2028	4,983
2029	4,983
Thereafter	26,040
Total	$50,955

The Company reviews finite-lived intangible assets for impairment in accordance with ASC 360, Property, Plant, and Equipment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant change in the drug discovery marketplace and a significant adverse change in the business climate in which the Company operates. No impairment charges related to finite-lived intangible assets held and used in continuing operations were incurred during the years ended December 31, 2024, and 2023.

NOTE 8 – LEASES

The Company’s corporate offices and other offices are located in Pittsburgh, Pennsylvania. The leases are effective through February 29, 2028.

Lease expense under operating lease arrangements, recorded within general and administrative expenses of continuing operations, was $784,873 and $783,090 for the years ended December 31, 2024, and 2023, respectively.

The following table summarizes other information related to the Company’s operating leases used in continuing operations:

	December 31, 2024	December 31, 2023
Weighted average remaining lease term – operating leases in years	3.16	4.17
Weighted average discount rate – operating leases	13%	13%

The Company’s operating lease obligations as of December 31, 2024, which include expected lease extensions that are reasonably certain of renewal, were as follows:

2025	780,305
2026	803,724
2027	827,909
2028	139,022
Total lease payments	2,550,960
Less: interest	(437,552)
Present value of lease liabilities	$2,113,408

NOTE 9 – NOTE PAYABLE

In June 2024, the Company purchased director and officer insurance policies with a policy period ending June 2025 and financed $275,098 of its total premium by entering into a note payable with a finance provider that required ten monthly installment payments through April 2025. The note was secured by a first priority lien on the financed policies. The short-term note bore interest at an annual percentage rate of 8.00% over the life of the note. As of December 31, 2024, there was no outstanding balance on the note.

In June 2023, the Company purchased director and officer insurance policies with a policy period ending June 2024. In July 2023, the Company financed $364,721 of its total premium by entering into a note payable with a finance provider that required ten monthly installment payments through April 2024. The note was secured by a first priority lien on the financed policies. The short-term note bore interest at an annual percentage rate of 9.25% over the life of the note. As of December 31, 2023, the outstanding balance of the note was $150,408 including interest. The note was fully paid during the year ended December 31, 2024.

NOTE 10 – DERIVATIVES

Certain warrants issued to placement agents in 2020 were determined to be a derivative liability due to certain features of the warrants which could, in certain circumstances, result in the holder receiving the fair value of the outstanding warrants in the same type of consideration as the common stockholders. As a result, in those circumstances, the amount of consideration would differ from that provided to holders of common stock. Therefore, the warrants were classified as a liability.

The fair value of the placement agent warrants issued in connection with the March 2020 private placement was determined to be $0 and $135 as of December 31, 2024, and 2023, respectively. The Company recorded gains on the change in fair value of the placement agent warrants of $135 and $3,220 during the years ended December 31, 2024, and 2023, respectively. The placement agent warrants expire in March 2025.

The fair value of the placement agent warrants issued in connection with the May 2020 offering of securities was determined to be $0 and $333 as of December 31, 2024, and 2023, respectively. The Company recorded gains on the change in fair value of the placement agent warrants of $333 and $4,146 during the years ended December 31, 2024, and 2023, respectively. The placement agent warrants expire in May 2025.

The placement agent warrants issued in connection with the June 2020 warrant exercise and issuance had a fair value of $0 and $908 as of December 31, 2024, and 2023, respectively. The Company recorded gains on the change in fair value of the placement agent warrants of $908 and $5,091 during the years ended December 31, 2024, and 2023, respectively. The placement agent warrants expire in June 2025.

The table below discloses changes in value of the Company’s embedded derivative liabilities discussed above.

Derivative liability balance at December 31, 2022	$13,833
Gain recognized to revalue derivative instrument at fair value	(12,457)
Derivative liability balance at December 31, 2023	$1,376
Gain recognized to revalue derivative instrument at fair value	(1,376)
Derivative liability balance at December 31, 2024	$-

NOTE 11 – STOCKHOLDERS’ EQUITY, STOCK OPTIONS AND WARRANTS

At The Market Offering

On May 3, 2024, the Company entered into an ATM Sales Agreement (the “Sales Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”), to sell shares of the Company’s common stock, par value $0.01 per share (the “Shares”), having an aggregate sales price of up to $3,696,000, from time to time, through an “at the market offering” program pursuant to which Wainwright acted as sales agent. Subject to the terms and conditions of the Sales Agreement, Wainwright was permitted to sell the Shares by methods deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended. Under the Sales Agreement, Wainwright was entitled to compensation for its services of 3.0% of the gross sales price of all shares sold through Wainwright under the Sales Agreement. As of June 30, 2024, the Company sold 1,607,100 shares of common stock at an average price of approximately $2.30 per share, resulting in aggregate gross proceeds of approximately $3,696,000. No further shares are available to be sold under the Sales Agreement.

Warrant Inducement Transaction

On July 25, 2024, the Company entered into definitive agreements with certain of its existing warrant holders for the exercise of warrants to purchase an aggregate of 958,117 shares of its common stock having a current exercise price of $14.00 originally issued in February 2021, June 2021 and May 2022, at a reduced exercise price of $1.32 per share. The gross proceeds to the Company from the exercise of the existing warrants were approximately $1,265,000, prior to deducting placement agent fees and transaction expenses payable by the Company. The reduction of the exercise price represented a modification to the existing warrants, which was recognized as an equity issuance cost of $594,033 charged against the proceeds of the offering.

In consideration for the immediate cash exercise of the warrants, the Company concurrently issued to the warrant holders new unregistered Series A warrants to purchase up to 958,117 shares of common stock (the “Series A Warrants”) and new Series B warrants to purchase up to 958,117 shares of common stock (the “Series B Warrants”). The Series A Warrants and the Series B Warrants have an exercise price of $1.07 per share and are exercisable immediately upon issuance. The Series A Warrants have a term equal to five years from the date of issuance, and the Series B Warrants have a term equal to 18 months from the date of issuance.

The transactions described above closed on July 26, 2024. Wainwright acted as the exclusive placement agent for the above-mentioned transactions. The Company paid Wainwright as consideration (i) an aggregate cash fee equal to 7.0% of the gross proceeds from the exercise of the existing warrants, (ii) a management fee equal to 1.0% of the aggregate gross proceeds from the exercise of the existing warrants, (iii) $35,000 for expenses, and (iv) $15,950 for clearing fees. Additionally, the Company issued to Wainwright (or its designees) as compensation, warrants to purchase up to 67,068 shares of common stock of the Company (equal to 7.0% of the aggregate number of existing warrants exercised in the offering) (the “Warrant Inducement Placement Agent Warrants”). The Warrant Inducement Placement Agent Warrants have a term of five years from the closing of the offering and an exercise price of $1.65 per share.

Series F Preferred Stock Dividend and Reverse Stock Split

On March 16, 2023, the Board of Directors of the Company authorized the issuance of 80,000 shares of Series F Preferred Stock, par value $0.01 per share.

On March 16, 2023, the Board of Directors of the Company declared a dividend of one one-thousandth of a share of Series F Preferred Stock, par value $0.01 per share, for each outstanding share of the Company’s common stock held on record as of March 27, 2023. 79,404 shares of Series F Preferred Stock were issued pursuant to the stock dividend. Each share of Series F Preferred Stock entitled the holder thereof to 1,000,000 votes per share to vote together with the outstanding shares of common stock of the Company as a single class to adopt an amendment to the Company’s Certificate of Incorporation to affect a reverse stock split.

On April 19, 2023, the Company completed a one-for-twenty reverse stock split that was effective for trading purposes on April 24, 2023. No fractional shares were issued as a result of the reverse stock split. Any fractional shares that would otherwise have resulted from the reverse stock split were rounded up to the next whole number. The number of authorized shares of common stock under the Company’s certificate of incorporation, as amended, remained unchanged at 200,000,000 shares. All numbers of shares and per-share amounts in this report have been adjusted to reflect the reverse split. Proportionate reductions were made to the number of shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan and the number of shares of common stock that may be issued upon exercise or vesting of outstanding equity incentive awards and warrants, and proportionate increases were made to the exercise price or share-based performance criteria, if any, applicable to such awards and warrants.

Redemption of Series F Preferred Stock

On April 17, 2023, the Company convened a special meeting of stockholders, which was adjourned due to the lack of a quorum and reconvened on April 19, 2023 (the “Special Meeting”), at which the Company’s stockholders approved a proposal to amend the Company’s certificate of incorporation to effect a reverse stock split of the Company’s common stock at a ratio in the range of 1-for-2 to 1-for-25, with such ratio to be determined by the Company’s Board of Directors (the “Reverse Split Proposal”). All shares of Series F Preferred Stock that were not present in person or by proxy at the Special Meeting as of immediately prior to the opening of the polls (the “Initial Redemption Time”) were automatically redeemed (the “Initial Redemption”). All outstanding shares of Series F Preferred Stock that were not redeemed pursuant to the Initial Redemption were redeemed automatically upon the approval by the Company’s stockholders of the Reverse Split Proposal (the “Subsequent Redemption” and, together with the Initial Redemption, the “Redemption”). Both the Initial Redemption and the Subsequent Redemption occurred on April 19, 2023. As a result, no shares of Series F Preferred Stock remain outstanding.

Series B Convertible Preferred Stock

As of December 31, 2024, and 2023, there were 79,246 shares of Series B Convertible Preferred Stock outstanding. The conversion rate of Series B Convertible Preferred Stock to Common Stock is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations, or similar events. The 79,246 shares of Series B Convertible Preferred Stock outstanding at December 31, 2024 were convertible to 16 shares of common stock. In addition, the Series B Convertible Preferred Stock will automatically convert into shares of common stock upon the occurrence of a fundamental transaction, as described in the certificate of designations for the Series B Convertible Preferred Stock including mergers, sales of the company’s assets, changes in control and similar transactions. The Series B Convertible Preferred Stock is not convertible by the holder of such preferred stock to the extent (and only to the extent) that the holder or any of its affiliates would beneficially own in excess of 4.99% of the common stock of the Company. The Series B Convertible Preferred Stock has no voting rights, except for the right to approve certain amendments to the certificate of designations or similar actions. With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Company, the Series B Convertible Preferred Stock shall rank equal to the common stock of the Company. No sinking fund has been established for the retirement or redemption of the Series B Convertible Preferred Stock.

Equity Incentive Plan

On December 30, 2024, the Company’s stockholders approved the 2024 Equity Incentive Plan (the “2024 Plan”) at the Company’s Annual Meeting of Stockholders and the 2024 Plan became effective. The 2024 Plan allows for the issuance of non-statutory stock options and incentive stock options, stock appreciation rights, stock awards, restricted stock, restricted stock units, and performance awards to employees, directors, and consultants of the Company, where permitted under the plan. Due to the approval of the 2024 Plan, no new awards will be granted under the Company’s Amended and Restated 2012 Stock Incentive Plan. The exercise price for each stock option is determined by the market price on the date of issuance. Vesting requirements are determined by the Board of Directors when granted and currently range from immediate to three years. Options outstanding under this plan have a contractual life of ten years.

ASC 718, Compensation – Stock Compensation (“ASC 718”), requires that a company that issues equity as compensation record compensation expense that corresponds to the estimated cost of those equity grants. ASC 718 requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model or other acceptable means.

VALUATION AND ACCOUNTING FOR STOCK OPTIONS AND WARRANTS

The Company determines the grant date fair value of options and warrants using a Black-Scholes option valuation model based upon assumptions regarding risk-free interest rate, expected dividend rate, volatility, and estimated term.

The fair value of each stock option grant was estimated on the grant date using the Black-Scholes option valuation model with the following assumptions:

	Year Ended December 31,
	2024	2023
	Stock Options
Expected dividend yield	-	0.0%
Expected stock price volatility	-	90.8% – 98.2%
Risk-free interest rate	-	3.38% – 3.95%
Expected life	-	10 years

	Warrants
Expected dividend yield	0.0%	-
Expected stock price volatility	97.3%	-
Risk-free interest rate	4.06% – 4.58%	-
Expected life	1.5 – 5 years	-

STOCK OPTIONS AND WARRANTS GRANTED BY THE COMPANY

The following summarizes transactions for stock options and warrants for the period indicated:

	Stock Options		Warrants
	Number of Shares	Average Exercise Price	Number of Shares	Average Exercise Price
Outstanding as of December 31, 2023	47,664	$82.23	1,806,589	$21.52

Issued	-	-	1,983,302	1.09
Forfeited	(309)	5.04	-	-
Expired	(3,760)	83.05	(81,345)	37.90
Exercised	-	-	(958,117)	1.32
Outstanding as of December 31, 2024	43,595	$82.70	2,750,429	$8.92

As of December 31, 2024, 43,576 stock options were fully vested and currently exercisable with a weighted average exercise price of $82.74 and a weighted average remaining term of 4.47 years. As of December 31, 2024, there were 2,750,429 warrants that were fully vested and currently exercisable.

As of December 31, 2023, 46,814 stock options were fully vested and currently exercisable with a weighted average exercise price of $83.61 and a weighted average remaining term of 5.56 years. As of December 31, 2023, there were 1,806,589 warrants that were fully vested and currently exercisable.

Stock-based compensation expense, net of forfeitures, recognized for the years ended December 31, 2024, and 2023, was $906 and $330, respectively. Stock-based compensation expense is recorded within each of the captions comprising Operating expenses from continuing operations. The Company has no unrecognized compensation expense related to unvested stock options that is expected to be recognized after December 31, 2024.

The following summarizes the status of options and warrants outstanding as of December 31, 2024:

Range of Exercise Prices	Shares	Weighted Average Remaining Life
Options
$6.22 – 8.47	810	7.92
$14.65 – 25.00	12,158	5.97
$26.20 – 32.80	14,223	3.90
$52.20 – 17,250.00	16,404	3.69
Total	43,595

Warrants:
$1.07 – 1.65	1,983,302	2.88
$14.00 – 25.00	462,336	0.14
$27.40 – 40.00	226,448	3.26
$43.75 – 125.00	78,343	1.03
Total	2,750,429

Stock options and warrants expire on various dates from February 2024 to July 2033.

The following table is the listing of outstanding stock options and warrants as of December 31, 2024, by year of grant:

Stock Options:

Year	Shares	Range of Exercise Prices
2015	12	$30.80	–	$17,250.00
2016	276	30.80	–	850.00
2017	10,353	30.80	–	420.00
2018	2,893	30.80	–	226.00
2019	13,932	30.80	–	158.00
2020	14,710	14.65	–	32.80
2021	540	25.00	–	26.60
2022	729	7.70	–	14.65
2023	150	6.22	–	6.22
Total	43,595	$6.22	–	$17,250.00

Warrants:

Year	Shares	Range of Exercise Prices
2019	3,168	$125.00	–	$125.00
2020	65,586	36.00	–	59.84
2021	603,353	16.00	–	48.75
2022	95,020	14.00	–	15.00
2023	-	-	–	-
2024	1,983,302	1.07	–	1.65
Total	2,750,429	$1.07	–	$125.00

NOTE 12 – INCOME TAXES

The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company incurred zero income tax expense from continuing operations during the years ended December 31, 2024, and 2023, due to losses in both years.

Actual income tax benefit from continuing operations differs from statutory federal income tax benefit as follows:

	Year Ended December 31,
	2024	2023
Statutory federal income tax benefit	$2,280,643	$2,523,688
State tax benefit, net of federal taxes	406,186	515,593
State rate adjustment	(24,434)	(125,150)
Nondeductible/nontaxable items	(10,951)	121,708
NOL and deferred only adjustments	(571,133)	(59,913,532)
Other	(6,641)	(5,182)
Change in valuation allowance	(2,073,670)	56,882,875
Total income tax benefit	$-	$-

Deferred taxes consist of the following:

	December 31, 2024	December 31, 2023
Deferred tax assets:
Compensation accruals	$42,893	$87,131
Accruals and reserves	191,804	204,083
Deferred revenue	80,005	36,169
Charitable contribution carryover	1,742	1,724
Derivatives	-	349
Intangibles	696,622	852,414
Capitalized R&D	1,016,330	919,789
Depreciation	-	59,511
Lease liabilities	551,917	703,026
NQSO compensation	542,609	627,997
NOL and credits	24,479,583	21,737,285
Total deferred tax assets	27,603,505	25,229,478

Deferred tax liabilities:
Depreciation	(31,863)	-
Lease right-of-use assets	(513,256)	(691,119)
Total deferred tax liabilities	(545,119)	(691,119)

Net deferred tax assets	27,058,386	24,538,359
Less: valuation allowance	(27,058,386)	(24,538,359)
Total	$-	$-

The Company has determined, based upon its history, that it is probable that future taxable income may be insufficient to fully realize the benefits of the NOL carryforwards and other deferred tax assets. As such, the Company has determined that it is more likely than not that it will not realize its deferred tax assets.

Pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) Sections 382 and 383, annual use of a company’s NOL and research and development credit carryforwards may be limited if there is a cumulative change in ownership of greater than 50% within a three-year period. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years.

As of December 31, 2024, the Company had $99,731,593 of NOLs to reduce future federal taxable income, the majority of which are expected to be available for use in 2025, subject to the Section 382 limitation described above. The federal NOLs of $11,885,918 begin to expire in 2025 if unused and $87,845,675 will carry forward indefinitely. The Company also had $55,735,192 of NOLs to reduce future state taxable income as of December 31, 2024. The state NOLs will begin to expire in 2025 if unused. The Company's net deferred tax assets, which include the NOLs, are subject to a full valuation allowance. As of December 31, 2024, the federal and state valuation allowances were $23,121,946 and $3,936,440, respectively.

During the year-ended December 31, 2023, the Company completed an assessment of the available NOL and tax credit carryforwards under Section 382 and 383 and determined that the Company underwent several ownership changes during the period from 2008 to 2022. The Company adjusted its NOL and tax credit carryforwards to reflect the limitations resulting from the identified ownership changes. The Company reduced its available gross federal and state NOL carryforwards by $237,816,096 and $178,311,455, respectively, and recorded a reduction of $49,941,380 and $7,344,800, respectively, to the federal and state deferred tax asset, each of which related to losses generated for the years ended December 31, 2022, and prior. Accordingly, the NOL and tax credit carryforwards presented above for the year ended December 31, 2023, were reduced by $57,446,259, with a corresponding reduction to the valuation allowance.

As of December 31, 2023, the Company had $86,840,808 of NOLs to reduce future federal taxable income, the majority of which were expected to be available for use in 2024, subject to the Section 382 limitation described above. The federal NOLs of $43,354,286 were to begin to expire in 2024 if unused and $43,486,522 will carry forward indefinitely. The Company also had $59,425,348 of NOLs to reduce future state taxable income as of December 31, 2023. The state NOLs began to expire in 2024. The Company’s net deferred tax assets, which include NOLs are subject to a full valuation allowance. As of December 31, 2023, the federal and state valuation allowances were $20,558,729 and $3,979,630, respectively.

Tax years after 2004 remain open to examination by federal and state tax authorities due to unexpired NOL carryforwards.

The Company reviews income tax positions expected to be taken in income tax returns to determine if there are any income tax uncertainties. The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by taxing authorities, based on technical merits of the positions. The Company has identified no income tax uncertainties.

The Company recognizes interest and penalties on unrecognized tax benefits as well as interest received from favorable tax settlements within income tax expense. As of December 31, 2024, and 2023, the Company recorded no accrued interest or penalties related to uncertain tax positions.

NOTE 13 – RETIREMENT SAVINGS PLAN

The Company has a pre-tax salary reduction/profit-sharing plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers employees meeting certain eligibility requirements. During 2024 and 2023, the Company matched 100% of the employee’s contribution up to 4.0% of their earnings. Employer contributions were $125,328 and $192,499 in 2024 and 2023, respectively. There were no discretionary contributions to the plan in 2024 and 2023.

NOTE 14 – LOSS PER SHARE

The following table presents the shares used in the basic and diluted loss per common share computations:

	Year Ended December 31,
	2024	2023
Numerator:
Net (loss) from continuing operations	$(10,224,655)	$(11,048,280)
Net (loss) from discontinued operations	(2,439,733)	(2,935,687)
Net loss attributable to common stockholders	$(12,664,388)	$(13,983,967)

Denominator:
Weighted average common shares outstanding - basic	5,453,632	4,014,848
Dilutive effect of stock options, warrants and preferred stock (1)	-	-
Weighted average common shares outstanding - diluted	5,453,632	4,014,848

Net (loss) from continuing operations attributable to common stockholders per common share – basic and diluted	$(1.87)	$(2.75)
Net (loss) from discontinued operations attributable to common stockholders per common share – basic and diluted	(0.45)	(0.73)
(Loss) per common share - basic and diluted	(2.32)	(3.48)

(1)

The following is a summary of the number of underlying shares outstanding at the end of the respective periods that have been excluded from the diluted calculations because the effect on loss per common share would have been anti-dilutive:

	Year Ended December 31,
	2024	2023
Options	43,595	47,664
Warrants	2,750,429	1,806,589
Preferred stock: Series B	16	16

NOTE 15 – SEGMENT INFORMATION

The Company’s consolidated financial statements herein have been retrospectively revised and recast to present the former Eagan operating segment as discontinued operations for all periods presented. Therefore, as noted in Note 2 – Discontinued Operations, the Company’s former Birmingham and Eagan operating segments have been reclassified to discontinued operations in these consolidated financial statements for all periods presented. As such, the former segments are excluded from the discussion below, which only reflects continuing operations.

The Company now operates as one operating segment, which is focused on applying AI to support the development of optimal cancer therapies. The Company’s Chief Operating Decision Maker (“CODM”), its chief executive officer, utilizes financial information presented on a consolidated basis to manage and allocate the Company’s resources. The CODM evaluates performance and allocates resources based on gross profit, operating loss, and net loss. Operating expenses are disaggregated by department for purposes of evaluating performance, including General and administrative, Operations, and Sales and marketing. All significant segment expenses for the years December 31, 2024, and 2023, are presented on the Company’s Consolidated Statements of Net Loss. The measure of segment assets is Total assets as reported on the Consolidated Balance Sheets. As of December 31, 2024, all the Company’s long-lived assets were located within the United States.

See discussion of revenue recognition in Note 1 – Organization and Summary of Significant Accounting Policies for a description of the Company’s products and services. All revenues are earned from external customers. In each of the years ended December 31, 2024, and 2023, substantially all the Company’s revenues were located or derived from operations in the United States. During the year ended December 31, 2023, substantially all of the Company’s revenues were attributable to a single customer. As of December 31, 2023, substantially all of the Company’s accounts receivable related to this customer.

NOTE 16 – SUBSEQUENT EVENTS

Renovaro Letter of Intent and Extension Agreement

On January 1, 2025, the Company entered into a binding letter of intent with Renovaro for Predictive Oncology to be acquired by Renovaro in exchange for preferred stock of Renovaro, as discussed in Note 1 above. Under the terms of the LOI, Predictive Oncology will be merged into Renovaro in exchange for a newly created series of preferred stock of Renovaro. The preferred stock will be issued to shareholders of Predictive Oncology in a 1:1 exchange for their existing Predictive Oncology common stock. The preferred stock will be automatically redeemable for $3.00 per share after 18 months and may also be converted to freely tradeable, registered Renovaro common stock at a 1:1 conversion ratio by either the holders thereof or Renovaro at any time after Renovaro’s common stock has traded at or above $4.50 per share for 30 consecutive trading days. Renovaro also will have the right to redeem the preferred stock for cash at a redemption price of $3.00 per share (i) if the trading price of its common stock is $3.00 or less or (ii) such preferred stock has not been converted within 30 days after the first date on which the holder could request such conversion as described above. The merger is subject to a minimum fundraising of $15 million by Renovaro, as well as formal approval by the shareholders of Predictive Oncology. A failure to obtain shareholder approval, assuming prior funding by Renovaro, will entitle Renovaro to a two-year exclusive royalty-free license to Predictive Oncology’s biobank of tumor samples and tumor-specific 3D cell culture models.

On February 28, 2025, the Company entered into the Extension Agreement with Renovaro, pursuant to which the parties amended the LOI to (i) eliminate Renovaro’s obligation to acquire certain shares of Predictive Oncology’s common stock and (ii) extend the outside termination date of the LOI from February 28, 2025, to March 31, 2025. Additionally, pursuant to the Extension Agreement, Renovaro acquired 467,290 shares of Predictive Oncology’s common stock for an aggregate purchase price of $500,000 and agreed to purchase an additional 901,298 shares of Predictive Oncology common stock for an aggregate of $964,389 upon, and subject to, the execution of a definitive agreement in respect of the Renovaro Merger.

February 2025 Registered Direct Offering

On February 18, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with several institutional and accredited investors for the sale by the Company of 363,336 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a purchase price of $1.50 per share, in a registered direct offering. The offering closed on February 19, 2025. The gross proceeds to the Company from the offering are approximately $545,004, before deducting the placement agent’s fees and other offering expenses. The Shares were offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3, which was filed with the SEC on May 21, 2024 and subsequently declared effective on May 21, 2024 (File No. 333-279123), and a related prospectus supplement filed on February 19, 2025.

The Company agreed to pay Wainwright an aggregate fee equal to 7.0% of the gross proceeds received by the Company from the sale of the securities in the offering as well as a management fee equal to 1.0% of such gross proceeds, and $15,000 for fees and expenses of legal counsel. The Company also issued to Wainwright or its designees warrants to purchase up to 7.0% of the aggregate number of shares of Common Stock sold in the transactions, or warrants to purchase up to an aggregate of 25,434 shares of Common Stock (the “Registered Direct Offering Placement Agent Warrants”). The Registered Direct Offering Placement Agent Warrants are exercisable for five years from the commencement of sales in the offering and have an exercise price equal to 125% of the purchase price of share of Common Stock in the offering, or $1.875 per share. The Registered Direct Offering Placement Agent Warrants and the shares issuable upon exercise of the Registered Direct Offering Placement Agent Warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and in reliance on similar exemptions under applicable state laws.

Sale of Eagan Assets to DeRoyal

On March 14, 2025, the Company entered into an asset purchase agreement (the “APA”) and closed the transactions contemplated therein with DeRoyal Industries, Inc., a Tennessee corporation (“DeRoyal”), to sell and assign to DeRoyal assets and liabilities exclusively related to the business of providing products for automated, direct-to-drain medical fluid disposal, including the Company’s STREAMWAY® product line (the “Eagan Business”). See Note 2 – Discontinued Operations for further discussion.

The Company’s consolidated financial statements herein have been retrospectively revised and recast to present the former Eagan operating segment as discontinued operations for all periods presented. These consolidated financial statements were restated solely for the purpose of segregating discontinued operations and do not reflect any adjustment for any other subsequent event.

March 2025 Warrant Exercises

On March 25, 2025, certain of the Company’s warrant holders exercised 627,315 Series A Common Stock Purchase Warrants (the “Series A Warrants”) and 627,315 Series B Common Stock Purchase Warrants (the “Series B Warrants”) in exchange for a total of 1,254,630 shares of the Company’s common stock. Both the Series A Warrants and Series B Warrants were exercised at a price of $1.07, resulting in approximately $1.3 million of proceeds to the Company. The Series A Warrants and Series B Warrants were initially issued in a private placement to certain institutional and accredited investors in July 2024 and were registered on Registration Statement No. 333-281579, which was declared effective on August 23, 2024.